Exhibit 2.2

Execution Copy

ST. PAUL PARK REFINING CO. LLC CONTRIBUTION AGREEMENT

AMONG

MARATHON PETROLEUM COMPANY LP,

ST. PAUL PARK REFINING CO. LLC

AND

NORTHERN TIER INVESTORS LLC

DATED AS OF OCTOBER 6, 2010

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List of Schedules and Exhibits

Exhibits

Exhibit A	Form of Deed
Exhibit B	Form of Lease Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of License Agreement for Refinery Intellectual Property
Exhibit E	UOP Transfer Agreement

Schedules

2.1(b)	Refinery Improvements
2.1(f)	Transferred Refinery Permits
2.1(g)	Refinery Rolling Stock
2.1(j)	Transferred Refinery Contracts
2.1(x)	Employee Books and Records
2.2(k)	Excluded Refinery Computer Systems
2.2(y)	Excluded Refinery Software
2.2(z)	Excluded Assets - Other Assets
2.4(h)	MPC ERISA Contribution Obligations
3.2(a)(iii)	Third Party Consents and Authorizations
4.1	Exceptions to Absence of Undisclosed Liabilities
4.2(a)	Refinery Owned and Leased Real Property
4.2(b)	Refinery Real Property Exceptions
4.2(c)	Refinery Asset Exceptions
4.2(e)	Exceptions to Refinery Real Property Leases
4.3(a)	Refinery Real Property Title Exceptions
4.3(b)	Refinery Personal Property Title Exceptions
4.5	Refinery Pipelines
4.7(e)	Minnesota Pipe Line Company Proceedings
4.7(f)(i)	Minnesota Pipe Line Company, LLC Interests
4.7(g)(i)	MPL Investments, Inc. Capital Stock
4.8(a)(i)	Minnesota Pipe Line Company, LLC Audited Financial Statements
4.8(a)(ii)	Minnesota Pipe Line Company Interim Financial Statements
4.8(a)(iii)	MPLI Investments, Inc. Audited Financial Statements
4.8(a)(iv)	MPLI Investments, Inc. Interim Financial Statements
4.8(c)(i)	Exceptions to Minnesota Pipe Line Company Financial Statements
4.8(c)(ii)	Exceptions to MPL Investments Financial Statements
4.9(a)(i)(A)	Transferred Material Refinery Contracts
4.9(a)(i)(B)	Non-Transferred Material Refinery Contracts
4.9(a)(ii)	Exceptions to Available Material Contracts
4.9(a)(iii)	Exceptions to Material Refinery Contracts
4.10(a)(i)	Refinery Authorizations
4.10(a)(ii)	Non-Transferred Refinery Permits
4.10(a)(iv)	Notifications to MPC from Governmental Authorities
4.12	MPC Environmental Exceptions

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4.12(c)	Known Refinery Environmental Conditions
4.12(d)	Refinery Consent Decrees
4.12(e)	Existing Refinery Consent Decrees
4.13(a)	MPC Proceedings
4.13(b)	Minnesota Pipeline Proceedings
4.14(d)	Refinery Intellectual Property
4.14(g)	Transferred Refinery IP Agreements and Transferred Refinery Software
4.15(a)	MPC Affiliate Contracts
4.16	Tax Exceptions
4.17(c)	Exceptions to Pipeline Assets
4.17(d)	Exceptions to Pipeline Easements
4.19	Refinery Suppliers
4.20	Refinery Customers
4.21(a)	MPC Benefit Plans for Refinery Employees
4.22(b)	Labor Unions
4.22(c)	Collective Bargaining Agreements
4.22(d)	Grievances, etc.
4.22(f)	Settlement Agreements
5.3(j)	Park Penta Site
5.3(k)	Wrights Products Site
6.2	Refinery Replacement Environmental Financial Assurance Arrangements

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ST. PAUL PARK REFINING CO. LLC CONTRIBUTION AGREEMENT

This St. Paul Park Refining Co. LLC Contribution Agreement (this “Refining Contribution Agreement”) dated as of October 6, 2010 is made by and among Marathon Petroleum Company LP, a Delaware limited partnership (“MPC”), St. Paul Park Refining Co. LLC, a Delaware limited liability company (“SPP Refining”) and Northern Tier Investors LLC, a Delaware limited liability company (“NTI”).

W I T N E S S :

WHEREAS, SPP Refining was formed on June 23, 2010;

WHEREAS, MPC owns the MPC Transferred Assets;

WHEREAS, pursuant to the Formation Agreement, MPC has agreed to convey the MPC Transferred Assets to SPP Refining at the Closing; and

WHEREAS, pursuant to the Formation Agreement, MPC has agreed to convey SPP Refining to an entity that will become a subsidiary of NTI at the Closing;

NOW, THEREFORE, in consideration of the promises and the representations, warranties and mutual covenants of MPC, SPP Refining and NTI, and upon the terms and subject to the conditions hereinafter set forth, MPC, SPP Refining and NTI, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Refining Contribution Agreement and not otherwise defined herein shall have the meanings set forth in Appendix A to the Formation Agreement.

ARTICLE 2

TRANSFER OF ASSETS BY MPC AND

ASSUMPTION OF OBLIGATIONS BY SPP REFINING

Section 2.1 Transfer of Assets. Effective as of the Effective Time, upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of SPP Refining contained herein, the assumption of the SPP Refining Assumed MPC Obligations by SPP Refining, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MPC agrees, subject to Sections 2.5(b), 2.5(c) and 2.6, to contribute, convey, transfer, assign and deliver to SPP Refining (the “MPC Contribution”), and SPP Refining agrees to unconditionally and absolutely accept and assume from MPC and its Affiliates, all of MPC’s and its Affiliates’ right, title and interest immediately prior to the Effective Time in and to the following described properties and assets, but excluding the Excluded Assets (collectively, the “MPC Transferred Assets”):

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(a) the Refinery Real Property, including the Refinery Real Property Leases associated with any portion thereof;

(b) the improvements located on the Refinery Real Property (including the improvements located at and comprising part of the SuperMom’s Bakery), including buildings, docks, facilities, fixtures, above ground and underground piping and storage tanks and appurtenances, and also including the improvements described in Section 2.1(b) of the MPC Disclosure Schedules (collectively, the “Refinery Improvements”), subject to any lessor’s rights set forth in any applicable lease with respect to improvements on leased property;

(c) the Refinery Inventory and, to the extent described in Exhibit B to the Formation Agreement, the Undelivered Refinery Inventory;

(d) to the extent not included in Refinery Inventory or Undelivered Refinery Inventory, the other tangible personal property owned by MPC located at the Refinery or used primarily in the Refinery Business, including: (i) all processing units, tanks, pipes, loading racks, meters, pumps, and valves and (ii) all Transferred Refinery Computer Systems, tools, equipment, manuals, and furniture (collectively, the “Refinery Personal Property”);

(e) the historical books and records (both tangible and electronic) maintained at the Refinery or elsewhere and relating primarily to MPC’s and its Affiliates’ ownership of the Refinery Assets and operation of the Refinery Business, including any such books and records which are in the form of operating data and logs, process flow diagrams, heat and material balances, pilot plant studies, process design studies, engineering standards, piping and instrumentation diagrams, lab technical memoranda, research studies, laboratory and testing data, plans, files, specifications, drawings, formulas, manufacturing and quality control records and procedures, research and development relating to the operation of, and improvements, modifications or upgrades to, the Refinery, including any such records that are stored or maintained in tangible copies or electronic storage format, such as computer disks or tapes, but excluding (i) any parts thereof that relate to other businesses or assets of MPC, which MPC may redact, and (ii) the Employee Books and Records (collectively, the “Refinery Books and Records”);

(f) all rights relating to the permits and other Authorizations set forth on Section 2.1(f) of the MPC Disclosure Schedules (collectively, the “Transferred Refinery Permits”);

(g) all Rolling Stock, railcars and marine vessels identified in Section 2.1(g) of the MPC Disclosure Schedules (collectively, the “Refinery Rolling Stock”); provided, that the only trucks and trailers used for delivery of refined petroleum products to retail gasoline stations included in the Refinery Rolling Stock shall be those identified in Section 2.1(g) of the MPC Disclosure Schedules;

(h) the Pipeline Assets;

(i) the Pipeline Easements;

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(j) the Contracts identified in Section 2.1(j) of the MPC Disclosure Schedules, to the extent they are in effect as of the Effective Time (collectively, the “Transferred Refinery Contracts”);

(k) the Transferred Owned Refinery IP;

(l) the Transferred Refinery Software;

(m) the Transferred Refinery IP Agreements;

(n) all rights under express or implied warranties from vendors and suppliers to MPC with respect to the MPC Transferred Assets;

(o) all rights relating to items set forth on Schedule 2.4(a)(vii) to the Formation Agreement, to the extent related to MPC or its Affiliates’ ownership of the Refinery Assets or operation of the Refinery Business and existing as of the Effective Time (collectively, the “Refinery Prepayments”);

(p) all refunds arising out of Taxes, or withholdings associated with Taxes, relating to the Refinery Assets or the Refinery Business accruing to or for any Post-Closing Tax Period, to the extent provided in Article 7;

(q) all general intangibles and associated goodwill, in each case exclusively related to the ownership of the Refinery Assets and the operation of the Refinery Business, excluding all benzene credits that have been generated by or at the Refinery as of the Effective Time under 40 C.F.R. Part 80 Subpart L; and

(r) the Minnesota Pipe Line Interests.

Effective as of the applicable Employee Transfer Date, and upon the terms and pursuant to the conditions of the Formation Agreement, MPC shall contribute, convey, transfer, assign and deliver to SPP Refining certain employment and personnel records relating to Refinery Employees who become Acquired Employees as of such Employee Transfer Date of the type described in Section 2.1(x) of the MPC Disclosure Schedules (collectively, the “Employee Books and Records”).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Refining Contribution Agreement, all assets, excluding the MPC Transferred Assets, (collectively, the “Excluded Assets”) shall be retained by MPC and its Affiliates after the Effective Time, including:

(a) all cash, cash equivalents and short-term investments;

(b) all bank deposits and bank accounts;

(c) all Third-Person Receivables;

(d) all inter-company accounts and contracts with or involving Affiliates;

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(e) all rights relating to deposits and prepaid expenses and Claims for refunds and rights to offset in respect thereof, except for the Refinery Prepayments;

(f) all rights to any assets under any MPC Benefit Plans or any related trusts;

(g) all refunds arising out of Taxes, or withholdings associated with Taxes, relating to the MPC Transferred Assets accruing to or for any Pre-Closing Tax Period, to the extent provided in Article 7;

(h) all marine vessels, including barges, and all railcars, except for the Refinery Rolling Stock;

(i) all (i) Excluded Refinery IP and (ii) all forms and documents which incorporate any of the Excluded Refinery IP, except as, and to the extent, separately licensed to SPP Refining in the License Agreement for Refinery Intellectual Property or the Transferred Refinery IP Agreements;

(j) all Non-Transferred Refinery Permits;

(k) the Computer Systems identified in Section 2.2(k) of the MPC Disclosure Schedules (the “Excluded Refinery Computer Systems”);

(l) all subscriptions to reports or other materials prepared by Persons who are not parties to this Refining Contribution Agreement;

(m) all insurance policies and rights and Claims thereunder;

(n) all rights under (i) the Asset Transfer and Contribution Agreement dated as of December 12, 1997 by and between Marathon Oil Company and Ashland Inc., as amended, and (ii) the Master Agreement dated as of March 18, 2004 by and among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC, as amended;

(o) all defenses and Claims that MPC could assert against Third Persons, except for claims which MPC could assert (other than pursuant to the agreements referred to in the immediately preceding Section 2.2(n)) on account of matters or acts as to which SPP Refining has agreed to assume liability;

(p) all minute books and similar materials related to maintenance of records of MPC that are not Refinery Books and Records;

(q) all financial books and records of MPC that are not Refinery Books and Records;

(r) all forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to the operation of the Refinery Business) prepared by or used by MPC or any of its Affiliates, to the extent not Refinery Books and

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Records or relating primarily to the Refinery Business, and all copies of and subscriptions to third-party reports;

(s) all employment records, including personnel records and medical records, relating to current or former employees of the Refinery Business who do not become Acquired Employees;

(t) all rights of MPC and any of its Affiliates under or pursuant to the Formation Agreement and the Related Agreements;

(u) any Claims or other rights to receive monies arising prior to or after the Execution Date which MPC or any of its Affiliates has or may have which are attributable to its ownership of the MPC Transferred Assets prior to the Effective Time;

(v) all Contracts other than the Transferred Refinery Contracts and Transferred Refinery IP Agreements;

(w) any (i) preferred return relating to the Minnesota Pipe Line Interests paid prior to the Effective Time, and (ii) MPC’s pro rata share of any preferred return relating to the Minnesota Pipe Line Interests paid after the Effective Time but relating to periods prior to the Effective Time, in each case paid in the ordinary course pursuant to the Governing Documents of the Pipeline Companies;

(x) all books, documents, records and files prepared in connection with or relating in any way to the Contemplated Transactions or any alternative transaction and any related analyses;

(y) all software listed in Section 2.2(y) of the MPC Disclosure Schedules (the “Excluded Refinery Software”);

(z) those assets listed in Section 2.2(z) of the MPC Disclosure Schedules; and

(aa) any other asset that is not a MPC Transferred Asset.

Section 2.3 Assumed Obligations. Effective as of the Effective Time, in consideration of the representations, warranties and covenants of MPC contained herein, the contribution, conveyance, transfer, assignment and delivery of the MPC Transferred Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPP Refining unconditionally and absolutely accepts and assumes from MPC the following obligations, but excluding the MPC Retained Obligations (the “SPP Refining Assumed MPC Obligations”):

(a) except as otherwise expressly provided in this Refining Contribution Agreement, all Obligations, Claims and Losses to the extent arising out of or relating to the Refinery Business or the ownership, operation or use of the Refinery Assets at any time after the Effective Time;

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(b) all Obligations associated with the Transferred Refinery Contracts and Transferred Refinery IP Agreements (but only to the extent such Obligations are performable after and relate to goods or services delivered or provided (or to be delivered or provided) after the Effective Time);

(c) all Obligations associated with compliance with the Transferred Refinery Permits at any time after the Effective Time;

(d) purchase orders solely related to the Refinery Business or the Refinery Assets and accepted by MPC in the ordinary course of business consistent with past practice that have not as of the Effective Time been filled;

(e) Taxes relating to the Refinery Assets or arising out of the Refinery Business after the Effective Time, to the extent provided in Article 7;

(f) all Obligations, costs and expenditures arising out of or required under any Existing Refinery Consent Decree or Existing Refinery Soil & Groundwater Consent Decree, in each case, that are incurred after the Effective Time, except to the extent such Obligations, costs and expenditures are retained by MPC pursuant to Section 2.4(c) or Section 6.1(c); and

(g) the SPP Refining Assumed Refinery Remediation Liabilities.

Section 2.4 Retained Obligations. Except as otherwise provided in this Refining Contribution Agreement, MPC shall retain sole responsibility for and shall pay, perform and discharge when due all Obligations of MPC (regardless of whether asserted before or after the Effective Time) other than the SPP Refining Assumed MPC Obligations (collectively, the “MPC Retained Obligations”), including the following Obligations:

(a) all Obligations, Claims and Losses to the extent arising out of or relating to the Refinery Business or the ownership, operation or use of the Refinery Assets at any time prior to the Effective Time, including all Environmental Liabilities to the extent arising out of or relating to the Refinery Business or the ownership, operation or use of the Refinery Assets at any time prior to the Effective Time, except for the SPP Refining Assumed Refinery Remediation Liabilities;

(b) all Obligations associated with Contracts other than the Transferred Refinery Contracts and Transferred Refinery IP Agreements; and Obligations associated with the Transferred Refinery Contracts and Transferred Refinery IP Agreements which relate to goods or services delivered or provided (or to be delivered or provided) before the Effective Time;

(c) all Obligations associated with fines or penalties assessed by any Governmental Authority under any Environmental Law, the Existing Refinery Soil & Groundwater Consent Decrees or the Existing Refinery Consent Decrees, and related to the Refinery Business or the ownership, operation or use of the Refinery Assets, but only to the extent such fines or penalties relate to the Refinery Business or the ownership, operation or use of the Refinery Assets, or non-compliance with the Existing Refinery Consent Decrees or the Existing Refinery Soil & Groundwater Consent Decrees, in each case, prior to the Effective Time;

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(d) Environmental Liabilities in connection with the shipment, transfer, treatment, recycling, storage or disposal (in each case, off-site from the Refinery Real Property) of Hazardous Substances generated as a result of or in connection with the operations of the Refinery Assets prior to the Effective Time (but, in any case, excluding the SPP Refining Assumed Refinery Remediation Liabilities);

(e) the MPC Retained Refinery Remediation Liabilities;

(f) Taxes relating to the Refinery Assets or arising out of the Refinery Business, to the extent provided in Article 7;

(g) all Obligations, Claims and Losses relating to the Excluded Assets, including any Environmental Liabilities arising out of the ownership, operation, use or maintenance thereof;

(h) all Obligations, Claims and Losses arising pursuant to or relating to any Benefit Plans sponsored, maintained or contributed to by MPC or any of its ERISA Affiliates, including any pension withdrawal liabilities related to any Benefit Plan to which MPC or any other Person (whether or not incorporated) that, within the six-year period ending on the applicable Employee Transfer Date, is or was treated as an ERISA Affiliate, currently contributes, has contributed or had an “obligation to contribute” (as defined in ERISA Section 4212) or any other Benefit Plan, including any multiemployer plan (as defined in ERISA Section 3(37)), that previously may have been established by MPC or any ERISA Affiliate to which MPC or any ERISA Affiliate has or had an “obligation to contribute” for current or former employees of MPC or such Person, including those listed in Section 2.4(h) of the MPC Disclosure Schedules;

(i) all Obligations, Claims and Losses relating to current or former employees of MPC and its Affiliates who do not become Acquired Employees, except for Obligations, Claims and Losses relating to a failure of SPP Refining to offer employment to such employees where SPP Refining was obligated under the Formation Agreement to offer employment to such employees;

(j) all Obligations, Claims and Losses relating to Refinery Employees who become Acquired Employees with respect to the period prior to the applicable Employee Transfer Date; and

(k) all Third-Person Payables.

Section 2.5 Instruments of Conveyance and Assumption.

(a) Subject to Section 2.6, from time to time, MPC and its Affiliates shall execute and deliver, and record (when appropriate), any and all Deeds, instruments or other documents of transfer, conveyance and assignment, and take such other action as SPP Refining may reasonably request, as may be necessary or advisable to effect or evidence the transfers of the MPC Transferred Assets, as and to the extent contemplated hereby. From time to time, SPP Refining will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as MPC may

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reasonably request, as may be necessary or advisable to effect the assumption of the SPP Refining Assumed MPC Obligations, as and to the extent contemplated hereby. In the event that any Excluded Assets or MPC Retained Obligations are inadvertently transferred to SPP Refining or one of its subsidiaries, (a) MPC and its Affiliates and SPP Refining and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as MPC or SPP Refining may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Excluded Assets to MPC or its Affiliates, as and to the extent contemplated hereby, and (b) SPP Refining and MPC will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as MPC or SPP Refining may reasonably request, as may be necessary or advisable to effect the assumption of the MPC Retained Obligations by MPC or its Affiliates, as and to the extent contemplated hereby.

(b) MPC acknowledges that it is anticipated that NTI and its Affiliates may enter into the Crude Intermediation Transaction at the Closing and that, pursuant to the Crude Intermediation Transaction, certain Refinery Inventory and/or Undelivered Refinery Inventory may be conveyed to NTI’s or its Affiliates’ counterparty in the Crude Intermediation Transaction in lieu of conveying such Refinery Inventory and/or Undelivered Refinery Inventory to SPP Refining. MPC and its Affiliates shall execute and deliver, and record (when appropriate), any and all documents of transfer, conveyance and assignment, and take such other action as NTI (on behalf of SPP Refining) may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Refinery Inventory and/or Undelivered Refinery Inventory to such Third Person counterparty. The foregoing notwithstanding, MPC shall approve the form, terms and conditions of such documents of transfer, conveyance and assignment in advance of the Closing Date, which approval will not be unreasonably withheld, conditioned or delayed.

(c) MPC acknowledges that, if NTI and its Affiliates enter into the Sale and Leaseback Transaction, NTI (on behalf of SPP Refining) may designate that certain Refinery Owned Real Property and Refinery Improvements comprising the SuperMom’s Bakery and associated real property (the “SuperMom’s Real Property”) be conveyed to the Third Person counterparty to the Sale and Leaseback Transaction as contemplated in Section 7.12 of the Formation Agreement, and that MPC and its Affiliates shall execute and deliver, and record (when appropriate), any and all Deeds, instruments or other documents of transfer, conveyance and assignment, and take such other action as NTI (on behalf of SPP Refining) may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such SuperMom’s Real Property to such Third Person counterparty. The foregoing notwithstanding, MPC shall approve the form, terms and conditions of such Deeds, instruments or other documents in advance of the Closing Date, which approval will not be unreasonably withheld, conditioned or delayed. NTI and its Affiliates agree to indemnify, defend and hold harmless the MPC Indemnitees from and against any and all Claims and Losses of the MPC Indemnitees arising out of or relating to Claims made against any MPC Indemnitee by any such Third Person counterparty that arise out of or relate to the Sale and Leaseback Transaction (other than Claims and Losses arising from the breach of the warranty of title set forth in the applicable Deed, instrument or other document).

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(d) NTI and its Affiliates agree that their use of the Sale and Leaseback Transaction or the Crude Intermediation Transaction shall not release NTI or any of its Affiliates from any representation, warranty, covenant or other obligation contained in this Refining Contribution Agreement or any of the Related Agreements. MPC and its Affiliates agree that nothing in this Section 2.5 shall be construed to limit MPC’s obligations under Article 8.

Section 2.6 Effect of Consents to Transfer Not Obtained.

(a) Notwithstanding anything in this Refining Contribution Agreement to the contrary, this Refining Contribution Agreement shall not constitute an agreement to assign any MPC Transferred Asset which by its terms or by Law is not transferable or may not be assigned without a required Third-Person Consent or Authorization (a “Non-Assignable MPC Transferred Asset”) unless a Third-Party Consent or Authorization with respect to the transfer of such Non-Assignable MPC Transferred Asset shall have first been given.

(b) If any such Third-Person Consent or Authorization is not obtained prior to or as of the Closing Date with respect to a Non-Assignable MPC Transferred Asset, then anything in this Refining Contribution Agreement to the contrary notwithstanding, the Non-Assignable MPC Transferred Asset will not be conveyed pursuant to this Refining Contribution Agreement unless and until the Third-Person Consent or Authorization is satisfied, waived, released or by its terms is not longer required. MPC shall use Commercially Reasonable Efforts to obtain any such Third-Party Consent or Authorization. Upon the receipt of any such Third-Person Consent or Authorization, such Non-Assignable MPC Transferred Asset shall be assigned to SPP Refining retroactive to the Closing Date to the extent permitted by Law, without further action on the part of MPC or SPP Refining and without adjustment of the Purchase Price.

(c) If any such Third-Party Consent or Authorization with respect to a Non-Assignable MPC Transferred Asset is not obtained, or if an attempted assignment or assumption would be ineffective or would materially and adversely affect the rights or increase obligations of SPP Refining with respect to such Non-Assignable MPC Transferred Asset, so that SPP Refining would not, in fact, receive all such rights or assume the obligations of MPC or its applicable Affiliate with respect thereto as they exist prior to such attempted assignment or assumption, then the Parties shall enter into commercially reasonable cooperative arrangements as may be reasonably acceptable to the Parties (including the subcontracting, sublicensing or subleasing to SPP Refining of any and all rights of MPC or its applicable Affiliate against any Third Person related to such Non-Assignable Asset, if applicable) under which SPP Refining shall obtain, to the fullest extent practicable, the economic rights and benefits under any Non-Assignable MPC Transferred Asset.

ARTICLE 3

CLOSING; MPC CONTRIBUTION

Section 3.1 Closing. The closing of the MPC Contribution, SPP Refining’s assumption of the SPP Refining Assumed MPC Obligations and all other transactions contemplated by this Refining Contribution Agreement shall take place on the Closing Date upon the terms and pursuant to the conditions of the Formation Agreement.

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Section 3.2 Deliveries.

(a) MPC’s Closing Deliveries. In connection with the MPC Contribution, at the Closing MPC shall deliver, or cause to be delivered, to NTI (on behalf of SPP Refining), the following:

(i) the Deeds conveying title to the Refinery Owned Real Property, including the Refinery Improvements related thereto, and all of MPC’s right, title and interest in and to all rights and appurtenances relating to such property, subject only to Permitted Liens; each such Deed to be substantially in the form of Exhibit A. Each Deed shall be in recordable form for recording the Deed in the county in which the Refinery Real Property is located;

(ii) one or more properly executed and acknowledged assignment and assumption of leases conveying all right, title and interest of MPC to all Refinery Real Property Leases, each assignment to be substantially in the form of Exhibit B (the “Refinery Real Property Lease Assignments”);

(iii) subject to Section 2.6, a copy of each Third-Person Consent and Authorization set forth in Section 3.2(a)(iii) of the MPC Disclosure Schedules;

(iv) one or more properly executed and acknowledged Bill(s) of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C, pursuant to which (A) MPC and its Affiliates convey to SPP Refining all of their right, title and interest immediately prior to the Effective Time in and to the MPC Transferred Assets other than the Refinery Owned Real Property, the Refinery Improvements and the Refinery Real Property Leases and (B) SPP Refining assumes the SPP Refining Assumed MPC Obligations (the “Bill of Sale”);

(v) the License Agreement for Refinery Intellectual Property, in substantially the form of Exhibit D, duly executed by MPC;

(vi) A duly executed UOP Transfer Agreement, in substantially the form of Exhibit E, together with duly executed license agreements from UOP LLC to SPP Refining covering the Butamer Process Unit, the UOP FCC Process Unit, the UOP “HF” Alkylation Process Unit, the UOP Platforming Process Unit, and the UOP Penex Process Unit, duly executed by UOP LLC, in substantially the forms attached to the UOP Transfer Agreement, with the licensed capacities as set forth in the UOP Transfer Agreement; and

(vii) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

Additionally, MPC shall instruct the Title Company to issue the Refinery Title Policies in accordance with Section 7.10 of the Formation Agreement.

(b) SPP Refining’s Closing Date Deliveries. In connection with the MPC Contribution, at the Closing SPP Refining shall deliver, or cause to be delivered, to MPC, the following:

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(i) the Refinery Real Property Lease Assignments, duly executed by SPP Refining;

(ii) the Bill of Sale, duly executed by SPP Refining;

(iii) a copy of each Refinery Replacement Environmental Financial Assurance Arrangement;

(iv) the License Agreement for Refinery Intellectual Property, duly executed by SPP Refining;

(v) a Minnesota Certificate of Exemption duly executed by SPP Refining (and any other exemption certificates or documents duly executed by SPP Refining necessary for the sale and transfer of the Refinery Inventory and the Undelivered Refinery Inventory to be exempt from any Transfer Taxes); and

(vi) any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MPC

MPC hereby represents and warrants to SPP Refining that the statements contained in this Article 4 are true and correct as of the date of this Refining Contribution Agreement, and will be true and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date).

Section 4.1 Absence of Undisclosed Liabilities. Except (a) for Obligations incurred in the ordinary course of business since January 1, 2010 or (b) as set forth in Section 4.1 of the MPC Disclosure Schedules, MPC has not incurred any Obligation which would reasonably be expected to result in an adverse effect on the Refinery Assets, Refinery Business, SAF Business or SuperMom’s Business, in each case in excess of the Threshold Amount.

Section 4.2 Refinery Assets.

(a) Section 4.2(a) of the MPC Disclosure Schedules sets forth (i) a description or depiction of all Refinery Real Property that is land owned in fee (the “Refinery Owned Real Property”), (ii) a listing of all the Refinery Real Property Leases, together with a description or depiction of all Refinery Real Property that is land leased or subleased to MPC (the “Refinery Leased Real Property”) and (iii) a listing of all the Pipeline Easements, including all grantor and recording information and/or legal descriptions necessary to identify each Pipeline Easement tract. Section 4.2(a) of the MPC Disclosure Schedules shall also distinguish which parcels are within the fence line boundaries of the Refinery and the Cottage Grove Tank Farm. Any legal description included in any Closing document with respect to any Refinery Owned Real Property or any Refinery Leased Real Property shall be subject to NTI’s prior approval, which shall not be unreasonably withheld.

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(b) Except as set forth in Section 4.2(b) of the MPC Disclosure Schedules or except for any matters that would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount: (i) all water, sewer, gas, electric, telephone and drainage facilities and all other utilities on the Refinery Real Property necessary for the operations of the Refinery Assets are adequately available to service the Refinery Assets as presently used by MPC; (ii) each parcel of Refinery Real Property has (either individually or in conjunction with contiguous parcels) access to one or more public streets adjoining it; (iii) there are no pending or threatened condemnation or eminent domain Proceedings involving a partial or total taking of any of the Refinery Real Property; (iv) MPC is in compliance with all applicable Laws relating to building codes (including having obtained necessary Authorizations and certificates of occupancy under such Laws), zoning and land use in respect of all Refinery Real Property and in compliance with all covenants and other restrictions applicable to any of the Refinery Real Property, and MPC has not received since December 31, 2009 any notice alleging such a violation of applicable Law or of such covenants or other restrictions.

(c) Except as set forth in Section 4.2(c) of the MPC Disclosure Schedules, the Refinery Assets include all assets of MPC which are necessary to conduct the Refinery Business immediately following the Effective Time substantially in the manner in which the Refinery Business is currently conducted by MPC, except for (i) assets disposed of in the ordinary course of business subsequent to the Execution Date and (ii) any assets the failure of which to include would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount.

(d) Each item of Refinery Personal Property and Refinery Improvements has been maintained in the ordinary course of business and in accordance with prudent industry standards, except for matters which would not result in an adverse effect on the Refinery Assets or the Refinery Business in excess of the Threshold Amount.

(e) Except as disclosed in Section 4.2(e) of the MPC Disclosure Schedule: (i) MPC has delivered or made available to NTI (on behalf of SPP Refining) accurate and complete copies of all the Refinery Real Property Leases, together with all amendments thereto, and except for any matters that would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount, there are no oral Refinery Real Property Leases and no oral terms or conditions to any Refinery Real Property Leases; (ii) each Refinery Real Property Lease is in full force and effect and is a legal, valid and binding Obligation of MPC, enforceable against MPC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (iii) MPC has not breached the terms of any Refinery Real Property Lease nor, to the Knowledge of MPC, has any other party thereto, (iii) MPC has not received from any other party to any Refinery Real Property Lease written notification that such Refinery Real Property Lease is not in full force and effect, that MPC has failed to perform its obligations thereunder to date, or that, to the Knowledge of MPC, any other party thereto has not performed its obligations thereunder to date, and (iv) to the Knowledge of MPC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or

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both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Refinery Real Property Lease.

Section 4.3 Title to Assets.

(a) Except as set forth in Section 4.3(a) of the MPC Disclosure Schedules, MPC (i) has good and indefeasible title to the Refinery Owned Real Property and (ii) has possession, pursuant to valid and enforceable leases, of the Refinery Leased Real Property, in each case, subject only to Permitted Liens.

(b) Except as set forth in Section 4.3(b) of the MPC Disclosure Schedules, MPC (i) has good and marketable title to each item of owned Refinery Personal Property and (ii) has possession, pursuant to a valid and enforceable lease, of each item of leased Refinery Personal Property, in each case, subject only to Permitted Liens.

Section 4.4 [Intentionally Omitted]

Section 4.5 Pipelines. Section 4.5 of the MPC Disclosure Schedules contains a true, complete and accurate list of all pipelines directly serving (by carrying crude oil, feedstocks or refined products to or from) the Refinery.

Section 4.6 [Intentionally Omitted]

Section 4.7 Minnesota Pipe Line Company.

(a) (i) Minnesota Pipe Line Company (A) is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and (B) has all requisite limited liability company power and authority under those laws and its certificate of formation and limited liability company agreement to own or lease and to operate its properties and other assets and to carry on its business as currently conducted. MPC has caused true, complete and correct copies of the Governing Documents of Minnesota Pipe Line Company, as in effect on the date hereof, to be provided to NTI (on behalf of SPP Refining). To the Knowledge of MPC, no breach or violation of any provision of such Governing Documents has occurred and is continuing. To the Knowledge of MPC, Minnesota Pipe Line Company is duly qualified and in good standing as a foreign limited liability company in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified would not result in an adverse effect on Minnesota Pipe Line Company in excess of the Threshold Amount.

(ii) Except for any matters that would not be reasonably expected to exceed the Threshold Amount, neither the execution and delivery by MPC of this Refining Contribution Agreement or any Related Agreement to which it is a party, nor the performance by MPC of its obligations hereunder or thereunder, will (A) violate, conflict with, breach the terms of, cause a default or require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of a Lien (other than Permitted Liens) under (1) any applicable Law, or (2) the Governing Documents of Minnesota Pipe Line Company, or (B) with the passage of time, the giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (A) of this Section 4.7(a)(ii).

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(b) (i) MPL Investments (A) is a corporation validly existing and in good standing under the Laws of the State of Delaware and (B) has all requisite corporate power and authority under those laws and its certificate of incorporation and bylaws to own or lease and to operate its properties and other assets and to carry on its business as currently conducted. MPC has caused true, complete and correct copies of the Governing Documents of MPL Investments, as in effect on the date hereof, to be provided to NTI (on behalf of SPP Refining). To the Knowledge of MPC, no breach or violation of any provision of such Governing Documents has occurred and is continuing. To the Knowledge of MPC, MPL Investments is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified would not result in an adverse effect on MPL Investments in excess of the Threshold Amount.

(ii) Except for any matters that would not be reasonably expected to exceed the Threshold Amount, neither the execution and delivery by MPC of this Refining Contribution Agreement or any Related Agreement to which it is a party, nor the performance by MPC of its obligations hereunder or thereunder, will (A) violate, conflict with, breach the terms of, cause a default or require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of a Lien (other than Permitted Liens) under (1) any applicable Law, or (2) the Governing Documents of MPL Investments, or (B) with the passage of time, the giving of notice or the taking of any action by a Third Person, have any of the effects set forth in clause (A) of this Section 4.7(b)(ii).

(c) To the Knowledge of MPC, Minnesota Pipe Line Company has good title to all personal property and good and defensible title to all real property comprising the MPL Pipeline, free and clear of all Liens other than the Permitted Liens.

(d) To the Knowledge of MPC, the personal property comprising part of the MPL Pipeline has been maintained in accordance with prudent industry practice.

(e) Except as set forth in Section 4.7(e) of the MPC Disclosure Schedules, to the Knowledge of MPC, there are no administrative or regulatory Proceedings pending or threatened against Minnesota Pipe Line Company the result of which are reasonably likely to materially change, alter or modify the rates, charges or fees for transportation services related to the MPL Pipeline or any other terms or conditions of service currently in effect under any tariffs issued by Minnesota Pipe Line Company currently in effect.

(f) (i) Section 4.7(f)(i) of the MPC Disclosure Schedules sets forth a true and complete list that accurately reflects (A) the issued and outstanding limited liability company interests in Minnesota Pipe Line Company, (B) the name of each member of Minnesota Pipe Line Company and (C) the number of limited liability company interests in Minnesota Pipe Line Company held by each member.

(ii) The MPL LLC Interests represent 17% of the issued and outstanding limited liability company interests of Minnesota Pipe Line Company.

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(g) (i) Section 4.7(g)(i) of the MPC Disclosure Schedules sets forth a true and complete list that accurately reflects (A) the issued and outstanding capital stock in MPL Investments, (B) the name of each holder of capital stock in MPL Investments and (C) the number shares of capital stock in Minnesota Pipe Line Company held by such holder.

(ii) The MPLI Interests represent 17% of the issued and outstanding capital stock of MPL Investments.

Section 4.8 Minnesota Pipe Line Financial Statements.

(a) (i) Section 4.8(a)(i) of the MPC Disclosure Schedules sets forth the audited balance sheet and related statement of operations of Minnesota Pipe Line Company as of December 31, 2009 and 2008, and December 31, 2008 and 2007, together with the corresponding audited statement of operations and cash flows for each of the years in the two-year periods ended December 31, 2009 and December 31, 2008 (the “Minnesota Pipe Line Company Audited Financial Statements”);

(ii) Section 4.8(a)(ii) of the MPC Disclosure Schedules sets forth an interim balance sheet of Minnesota Pipe Line Company as of (A) March 31, 2010 and (B) June 30, 2010, together with the corresponding interim statements of operations and interim statements of cash flows for (1) the three-month periods ended March 31, 2010 and 2009 and (2) the three-month periods ended June 30, 2010 and 2009 (collectively, the “Minnesota Pipe Line Company Interim Financial Statements” and, together with the Minnesota Pipe Line Company Audited Financial Statements, the “Minnesota Pipe Line Company Financial Statements”);

(iii) Section 4.8(a)(iii) of the MPC Disclosure Schedules sets forth the audited balance sheet and related statement of operations of MPL Investments as of December 31, 2009 and 2008, and December 31, 2008 and 2007, together with the corresponding audited statement of operations and cash flows for each of the years in the two-year periods ended December 31, 2009 and December 31, 2008 (the “MPLI Audited Financial Statements”);

(iv) Section 4.8(a)(iv) of the MPC Disclosure Schedules sets forth an interim balance sheet of MPL Investments as of (A) March 31, 2010 and (B) June 30, 2010, together with the corresponding interim statements of operations and interim statements of cash flows for (1) the three-month periods ended March 31, 2010 and 2009 and (2) the three-month periods ended June 30, 2010 and 2009 (collectively, the “MPLI Interim Financial Statements” and, together with the MPLI Audited Financial Statements, the “MPLI Financial Statements”).

(b) To the Knowledge of MPC, the Minnesota Pipe Line Company Financial Statements and MPLI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial condition and operating results, equity and cash flows of Minnesota Pipe Line Company and MPL Investments, as applicable, as of such dates and for the periods indicated, subject, however, in the case of the Minnesota Pipe Line Company Interim Financial Statements and MPLI Interim Financial Statements, to normal non-material year-end audit adjustments and the absence of notes and other textual disclosures required by GAAP.

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(c) To the Knowledge of MPC:

(i) Except as set forth on Section 4.8(c)(i) of the MPC Disclosure Schedules, there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of Minnesota Pipe Line Company that is not reflected or reserved against in the Minnesota Pipe Line Company Financial Statements other than (A) current liabilities incurred in the ordinary course of business since December 31, 2009 or (B) any such liabilities or obligations which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP, applied in a manner consistent with the preparation of the Minnesota Pipe Line Company Financial Statements; and

(ii) Except as set forth on Section 4.8(c)(ii) of the MPC Disclosure Schedules, there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of MPL Investments that is not reflected or reserved against in the MPLI Financial Statements other than (A) current liabilities incurred in the ordinary course of business since December 31, 2009 or (B) any such liabilities or obligations which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP, applied in a manner consistent with the preparation of the MPLI Financial Statements.

Section 4.9 Material Contracts.

(a) Material Refinery Contracts.

(i) (A) Section 4.9(a)(i)(A) of the MPC Disclosure Schedules sets forth a list of all the Transferred Refinery Contracts that are Material Refinery Contracts, and (B) Section 4.9(a)(i)(B) of the MPC Disclosure Schedules sets forth a list and description of all Material Refinery Contracts that are not Transferred Refinery Contracts.

(ii) Except as set forth in Section 4.9(a)(ii) of the MPC Disclosure Schedules, MPC has delivered or made available to NTI (on behalf of SPP Refining) accurate and complete copies of all the Transferred Refinery Contracts that are Material Refinery Contracts, together with all amendments thereto, and except for any matters that would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount, there are no oral Transferred Refinery Contracts that are Material Refinery Contracts and no oral terms or conditions to any Transferred Refinery Contracts that are Material Refinery Contracts.

(iii) Except as set forth in Section 4.9(a)(iii) of the MPC Disclosure Schedules or except for matters that would not reasonably be expected to result in an adverse effect on the Refinery Business in excess of the Threshold Amount, (A) each Transferred Refinery Contract that is a Material Refinery Contract is in full force and effect and is a legal, valid and binding Obligation of MPC or its Affiliate, as applicable, enforceable against MPC or such Affiliate in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (B) MPC or its Affiliate, as applicable, has not breached the terms of any Transferred Refinery Contract that is a Material Refinery Contract to which it is a

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party, nor has any other party thereto, (C) neither MPC nor its Affiliate, as applicable, has received from any other party to any Transferred Refinery Contract that is a Material Refinery Contract written notification that such Material Refinery Contract is not in full force and effect, that MPC or such Affiliate, as applicable, has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (D) to the Knowledge of MPC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Transferred Refinery Contract that is a Material Refinery Contract.

(b) [Intentionally Omitted]

Section 4.10 Authorizations.

(a) Except with respect to matters referred to in Section 4.12 or as would not reasonably be expected to result in an adverse effect on the Refinery Business in excess of the Threshold Amount: (i) Section 4.10(a)(i) of the MPC Disclosure Schedules contains a list of all permits and other material Authorizations used in connection with the Refinery Assets or the Refinery Business; (ii) Section 4.10(a)(ii) of the MPC Disclosure Schedules contains a list of all permits and material Authorizations used in connection with Refinery Assets or the Refinery Business that are not Transferred Refinery Permits (collectively, “the Non-Transferred Refinery Permits”); (iii) to the Knowledge of MPC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a violation by MPC of, or a failure on the part of MPC to comply with the terms of, any such Authorization; (iv) except as set forth in Section 4.10(a)(iv) of the MPC Disclosure Schedules, MPC has not received any written notification that any such Authorization (x) is not in full force and effect, (y) has been violated in any respect, or (z) is subject to any suspension, revocation, modification or cancellation; and (v) there is no Proceeding pending or, to the Knowledge of MPC, threatened, regarding suspension, revocation, modification or cancellation of any such Authorization.

(b) [Intentionally Omitted]

Section 4.11 Compliance with Law.

(a) Except with respect to (i) matters referred to in Section 4.12, or (ii) matters as would not reasonably be expected to result in an adverse effect on the Refinery Business in excess of the Threshold Amount: (A) MPC is in compliance with all applicable Laws; (B) MPC has not received any written notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws; and (C) to the Knowledge of MPC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a failure of MPC to comply with the terms of any applicable Law. Except for (1) the Existing Refinery Consent Decrees and the Existing Refinery Soil & Groundwater Consent Decrees, and (2) except for matters that would not reasonably be expected to result in an adverse effect on the Refinery Business in excess of the Threshold Amount, there are no Consent Decrees or similar decrees affecting the Refinery Business or the Refinery Assets.

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(b) [Intentionally Omitted]

Section 4.12 Environmental. Except as set forth in Section 4.12 of the MPC Disclosure Schedules and except for matters that would not reasonably be expected to result in an adverse effect on the Refinery Business in excess of the Threshold Amount:

(a) the Refinery Business is, and for the past five years has been, in compliance with all applicable Environmental Laws;

(b) all Environmental Authorizations, if any, required to be obtained or filed by or complied with by MPC under any applicable Environmental Law currently in effect in connection with the Refinery Business as currently conducted, including those relating to Hazardous Substances, have been duly obtained or filed for, and MPC is, and for the past five years has been, in compliance with the terms and conditions of all such Environmental Authorizations;

(c) to the Knowledge of MPC, Section 4.12(c) of the MPC Disclosure Schedules sets forth a list and description of all Environmental Conditions of the Refinery Assets, other than the Park Penta Environmental Condition and the Wright Products Environmental Condition, and a description of the Remediation Activity being conducted with respect to such Environmental Conditions as of the date of this Refining Contribution Agreement (all such listed Environmental Conditions described in Section 4.12(c) of the MPC Disclosure Schedules, including any present or future off-site migration thereof, being the “Known Refinery Environmental Conditions”);

(d) Section 4.12(d) of the MPC Disclosure Schedules sets forth a list of all Consent Decrees pertaining to Environmental Conditions of the Refinery Assets, other than the Park Penta Environmental Condition and the Wright Products Environmental Condition (the “Existing Refinery Soil & Groundwater Consent Decrees”), and MPC has provided or made available to NTI (on behalf of SPP Refining) copies of all material correspondence and documents prepared or submitted in connection with these Existing Refinery Soil & Groundwater Consent Decrees or in connection with Remediation Activities required pursuant to these Existing Refinery Soil & Groundwater Consent Decrees, and MPC is in compliance with these Existing Refinery Soil & Groundwater Consent Decrees.

(e) Section 4.12(e) of the MPC Disclosure Schedules sets forth a list of all Consent Decrees pertaining to the Refinery Business or the Refinery Assets, except for the Existing Refinery Soil & Groundwater Consent Decrees (the “Existing Refinery Consent Decrees”), and MPC has provided or made available to NTI (on behalf of SPP Refining) copies of all material correspondence and documents prepared or submitted in connection with these Existing Refinery Consent Decrees or in connection with Remediation Activities required pursuant to these Existing Refinery Consent Decrees, and MPC is in compliance with these Existing Refinery Consent Decrees.

(f) [Intentionally Omitted];

(g) there are no pending or, to the Knowledge of MPC, threatened Environmental Claims nor, to the Knowledge of MPC, is there any fact or circumstance that

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could reasonably be expected to form the basis of an Environmental Claim, in each case relating to the Refinery Business or the Refinery Assets, other than those asserted by Governmental Authorities relating to the Known Refinery Environmental Conditions, the Park Penta Environmental Condition, the Wright Products Environmental Condition, or the Existing Consent Decrees; and

(h) MPC has provided or made available to NTI (on behalf of SPP Refining) copies of all reports in MPC’s possession or control reflecting Known Refinery Environmental Conditions, and any reports, documents or correspondence reflecting any existing Environmental Noncompliances and any Environmental Noncompliances that may have occurred in the last five years relating to the Refinery Assets and/or the Refinery Business.

Section 4.13 Proceedings.

(a) Except for matters (i) referred to in Section 4.12, (ii) referred to in Section 4.13(a) of the MPC Disclosure Schedules, or (iii) as would not reasonably be expected to exceed the Threshold Amount: (A) there is no Proceeding pending or, to the Knowledge of MPC, threatened against MPC, including any involving a claim for indemnification pursuant to any statute, Governing Document or contract relating to any other Proceeding, which directly or indirectly relates to the Refinery Assets or the Refinery Business or seeks to prevent or make illegal the consummation by MPC of the Contemplated Transactions; and (B) there are no Orders or other decisions of any Governmental Authority outstanding against MPC pertaining to any portion of the Refinery Assets or the Refinery Business.

(b) To the Knowledge of MPC, and except for matters (i) referred to in Section 4.13(b) of the MPC Disclosure Schedules, or (ii) as would not reasonably be expected to exceed the Threshold Amount: (A) there is no Proceeding pending or threatened against Minnesota Pipe Line Company or MPL Investments, including any involving a claim for indemnification pursuant to any statute, Governing Document or contract relating to any other Proceeding, which directly or indirectly relates to the MPL Pipeline or seeks to prevent or make illegal the consummation by MPC of the Contemplated Transactions; and (B) there are no Orders or other decisions of any Governmental Authority outstanding against Minnesota Pipe Line Company or MPL Investments pertaining to any portion of the MPL Pipeline.

Section 4.14 Intellectual Property.

(a) To the Knowledge of MPC, (i) the conduct of the Refinery Business does not infringe, misappropriate, or violate the Intellectual Property of any other Person, (ii) each item of Registered IP constituting part of the Owned Refinery IP that is material to the Refinery Business is valid and enforceable and (iii) no Person is engaging in any activity that infringes, misappropriates, or violates any Owned Refinery IP in a manner that would reasonably be expected to be material to the Refinery Business.

(b) MPC is the exclusive owner of each item of Transferred Owned Refinery IP, free and clear of any Liens other than Permitted Liens, and MPC (and each of any predecessors-in-interest) has not licensed the Transferred Owned Refinery IP to any third party. All Transferred Owned Refinery IP is freely transferable, assignable or licensable by MPC and,

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after the Closing Date, will be freely transferable, assignable, or licensable by SPP Refining, in each case, without restriction or payment of any kind to any Third Person.

(c) There is no Proceeding initiated by any other Person pending or, to the Knowledge of MPC, threatened, against MPC or any of its Affiliates (i) alleging that the conduct of the Refinery Business infringes, misappropriates, or violates the Intellectual Property of another Person, (ii) challenging or seeking to restrict the ownership right of MPC or its Affiliates in, or the right of MPC or such Affiliates to use, the Transferred Owned Refinery IP or the Intellectual Property to be licensed to SPP Refining pursuant to the License Agreement for Refinery Intellectual Property, the Transferred Refinery Software and the Transferred Refinery IP Agreements, (iii) challenging or seeking to restrict the right of MPC or its Affiliates to use or license any Intellectual Property to be licensed to SPP Refining pursuant to the License Agreement for Refinery Intellectual Property or (iv) challenging the validity of any of the Transferred Owned Refinery IP.

(d) Section 4.14(d) of the MPC Disclosure Schedules sets forth an accurate and complete list of all Registered IP owned by MPC and its Affiliates that is part of the Intellectual Property to be licensed to SPP Refining pursuant to the License Agreement for Refinery Intellectual Property. All currently due maintenance fees, annuities or renewal fees for such Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the applicable Governmental Authority for the purposes of maintaining such Registered IP. There are no actions that must be taken by SPP Refining within sixty days of the Closing Date, including the payment of any fees or filing of any documents for the purposes of maintaining, perfecting, or renewing any of such Registered IP.

(e) MPC and its Affiliates have used Commercially Reasonable Efforts consistent with industry standards to protect the confidentiality of trade secrets and confidential information included in the Transferred Owned Refinery IP, including entering into confidentiality agreements with employees and Third Persons having access to such trade secrets and confidential information and entering into assignment of Intellectual Property agreements with technical employees working at the Refinery such that such employees assign all Intellectual Property arising out of the activities of such employees at the Refinery to MPC. To the Knowledge of MPC, no present or former officer, director, or employee has breached his or her confidentiality or assignment if Intellectual Property obligations with respect to the Transferred Owned Refinery IP.

(f) The Transferred Owned Refinery IP, the rights to Intellectual Property transferred with the Transferred Refinery Software and the Transferred Refinery IP Agreements, together with the Intellectual Property licensed to SPP Refining pursuant to the License Agreement for Refinery Intellectual Property and the Intellectual Property, including that associated with the Excluded Refinery Software and Excluded Refinery Computer Systems, used by MPC in the performance of Transition Services pursuant to the Services Agreement, collectively constitute all of the Intellectual Property required to operate the Refining Business as it is currently conducted without infringing on, misappropriating or violating the rights of any Person.

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(g) All Transferred Refinery IP Agreements and Transferred Refinery Software (other than any software applications licensed pursuant to shrink-wrap or click-through agreement for which the aggregate license and maintenance fees have been less than $5,000 for all uses at the Refinery) are set forth on Section 4.14(g) of the MPC Disclosure Schedules. MPC has provided or made available to NTI accurate and complete copies of all process and software license agreements set forth on Section 4.14(g) of the MPC Disclosure Schedules. The representations set forth in Section 4.9(a)(iii)(A) – (D) apply mutatis mutandis to each of the agreements set forth on Section 4.14(g) of the MPC Disclosure Schedules.

Section 4.15 Affiliate Transactions. Section 4.15(a) of the MPC Disclosure Schedules sets forth a list of all Contracts entered into with any Affiliate of MPC and material to the operation of the Refinery Business. Except as set forth in Section 4.15(a) of the MPC Disclosure Schedules and except for any matters that would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount, no such Affiliate (i) owns, directly or indirectly, any property that MPC primarily uses or otherwise has rights in respect of or in connection with the Refinery Business or (ii) has any cause of action or other Claim against MPC.

Section 4.16 Taxes. Except as set forth in Section 4.16 of the MPC Disclosure Schedules and except for any matters that would not exceed the Threshold Amount: With respect to the Refinery Business and the Refinery Assets: (a) MPC has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, pursuant to applicable Law; (b) all such Tax Returns are true, correct, and complete in all material respects; (c) all Taxes (whether or not shown on any Tax Return) that are due and payable have been or will be paid in full on or before the Closing Date; (d) except with respect to Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien; and (e) all Taxes that MPC is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable for Pre-Closing Tax Periods, have been remitted to the proper Governmental Authority or other Person, and MPC has properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

Section 4.17 Pipeline Assets. With respect to the Pipeline Assets and except for any matters that would not exceed the Threshold Amount:

(a) The Pipeline Assets include the only intrastate pipeline assets currently owned or operated by MPC or any of its Affiliates that are used primarily for the transportation of crude oil and other feedstocks or refined petroleum products to or from the Refinery;

(b) There are no administrative or regulatory Proceedings pending or, to the Knowledge of MPC, threatened against MPC the result of which are reasonably likely to materially change, alter or modify the rates, charges or fees for transportation services related to the Pipeline Assets or any other terms or conditions of service currently in effect under any tariffs issued by MPC currently in effect; and

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(c) Except as set forth in Section 4.17(c) of the MPC Disclosure Schedules, the Pipeline Assets are situated entirely within or located entirely on Pipeline Easements or Refinery Real Property, and the Pipeline Easements disclosed in Section 4.2(a) of the MPC Disclosure Schedules constitute all the Pipeline Easements used in connection with the Pipeline Assets.

(d) Except as disclosed in Section 4.17(d) of the MPC Disclosure Schedule: (i) MPC has delivered or made available to NTI (on behalf of SPP Refining) accurate and complete copies of all the Pipeline Easements, together with all amendments thereto, and except for any matters that would not result in an adverse effect on the Refinery Business in excess of the Threshold Amount, there are no oral Pipeline Easements and no oral terms or conditions to any Pipeline Easements; (ii) each Pipeline Easement is in full force and effect and is a legal, valid and binding Obligation of MPC, enforceable against MPC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, (iii) MPC has not breached the terms of any Pipeline Easement nor, to the Knowledge of MPC, has any other party thereto, (iii) MPC has not received from any other party to any Pipeline Easements written notification that such Pipeline Easement is not in full force and effect, that MPC has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (iv) to the Knowledge of MPC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or violation of, right to terminate, or a default under, the terms of any Pipeline Easement.

Section 4.18 Financial Statements. MPC delivered to NTI (on behalf of SPP Refining) financial statements with respect to the Refinery Assets and the Refinery Business. The financial statements include the following statements:

(a) audited combined balance sheets of the Refinery Business as of December 31, 2009 and 2008, together with the corresponding audited combined statements of operations and of cash flows for each of the years in the three year period ended December 31, 2009, and are accompanied by an audit opinion of PricewaterhouseCoopers LLP (the “Audited Refinery Financial Statements”); and

(b) a Reviewed interim combined balance sheet of the Refinery Business as of (i) March 31, 2010 and (ii) June 30, 2010, together with the corresponding Reviewed interim combined statements of operations for (A) the three-month periods ended March 31, 2010 and 2009 and (B) the three-month periods ended June 30, 2010 and 2009 (collectively, the “Interim Refinery Financial Statements”).

(c) The Audited Refinery Financial Statements and the Interim Refinery Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial condition and operating results, equity and cash flows of the Refinery Assets and the Refinery Business as of such dates and for the periods indicated, subject, however, in the case of the Interim Refinery Financial Statements,

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to normal non-material year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.

Section 4.19 Suppliers. Section 4.19 of the MPC Disclosure Schedules sets forth a complete and accurate list of the (a) ten largest suppliers of materials (other than crude oil and feedstocks), products or services to MPC and its Affiliates in connection with the Refinery Assets and the Refinery Business (in each case measured by the aggregate amount purchased from all suppliers in each category) and (b) the ten largest (by volume) grades of crude oil delivered in connection with the Refinery Assets and the Refinery Business, in each case during the each of the last two fiscal years and the period from January 1, 2010 through the last day of the month immediately preceding the Execution Date.

Section 4.20 Customers. Section 4.20 of the MPC Disclosure Schedules sets forth (a) the names and addresses of the ten largest customers measured by the aggregate amount of products, goods and services ordered and purchased from MPC or its Affiliates related to the Refinery Assets or the Refinery Business during each of the last two fiscal years and the period from January 1, 2010 through the last day of the month immediately preceding the Execution Date of this Refining Contribution Agreement (collectively, the “Refinery Customers”) and (b) the amount for which each Refinery Customer was invoiced during such period. Except as set forth in Section 4.20 of the MPC Disclosure Schedules, neither MPC nor any of its Affiliates have received any written notice that any Refinery Customer has ceased, or will cease, nor, to the Knowledge of MPC, does any Refinery Customer intend to cease, purchasing those types of products included in current and active programs for such Refinery Customer.

Section 4.21 Benefit Plan Matters.

(a) Section 4.21(a) of the MPC Disclosure Schedules sets forth a true and complete list of each MPC Benefit Plan for the benefit of the Refinery Employees. On or before the Execution Date, MPC has delivered to NTI (on behalf of SPP Refining), with respect to each MPC Benefit Plan listed on Section 4.21(a) of the MPC Disclosure Schedules, a copy of the plan document (including all amendments thereto) and, to the extent applicable, a copy of the most recent summary plan description (and with respect to each such MPC Benefit Plan that is not in writing, a written description of the material terms thereof), including any amendments thereto. No such MPC Benefit Plan is a multiemployer plan (within the meaning of section 3(37) of ERISA).

(b) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) of MPC or any of its ERISA Affiliates that would be, or could become, a liability following the Effective Time of SPP Refining or any of its Affiliates. As used in the preceding sentence, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under sections 206(g), 302 or 303 of ERISA, (iii) under sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Law.

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(c) Neither the execution or delivery of this Refining Contribution Agreement and the Related Agreements nor the consummation of the transactions contemplated hereunder and thereunder will, either alone or in conjunction with any other event (whether contingent or otherwise) occurring on or prior to the applicable Employee Transfer Date, based on an action of MPC or its Affiliates or the terms of any MPC Benefit Plan or any other agreement in effect as of the applicable Employee Transfer Date, result in any amount failing to be deductible by reason of Section 280G of the Code.

Section 4.22 Labor Matters.

(a) MPC has provided to NTI (on behalf of SPP Refining) a list as of the Effective Date of (i) Refinery Employees by name; (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation; (iii) each employee’s rate of and current vacation accrual and balance; (iv) each employee’s job title and workplace location; and (v) years of service.

(b) Except as set forth in Section 4.22(b) of the MPC Disclosure Schedules, MPC has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the Refinery Employees. There is no question concerning representation as to any collective bargaining representative concerning the Refinery Employees, and no labor union or representative thereof claims to or is seeking to represent the Refinery Employees. To the Knowledge of MPC, no union organizational campaign or representation petition is currently pending with respect to any of the Refinery Employees.

(c) Except as set forth in Section 4.22(c) of the MPC Disclosure Schedules, MPC is not a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any Refinery Employees. All collective bargaining agreements have been duly ratified. No collective bargaining agreements, other labor contract or individual agreements relating to Refinery Employees are being negotiated.

(d) Except as set forth in Section 4.22(d) of the MPC Disclosure Schedules, there is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to the Knowledge of MPC, threatened against or affecting MPC related to the Refinery Employees, and it has not experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since January 1, 2007. As relates to the Refinery Employees, MPC is not engaged, nor has it since January 1, 2007, engaged, in any unfair labor practices, and has no, and has not had since January 1, 2007, any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the knowledge of MPC, threatened against it. Except as set forth in Section 4.22(d) of the MPC Disclosure Schedules, MPC has no, and has not had since January 1, 2007, any grievances, arbitration, or other proceedings arising or asserted to arise out of or under any collective bargaining agreement, pending or, to the Knowledge of MPC, threatened against it.

(e) Except as contemplated by the Formation Agreement and the Related Agreements, MPC is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require a purchaser to hire any Refinery

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Employee or restrict a purchaser from relocating, consolidating, merging or closing, in whole or in part, any portion of the business, subject to applicable law.

(f) Except as set forth in Section 4.22(f) of the MPC Disclosure Schedules, MPC is not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former Refinery Employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of MPC with respect to the Refinery Employees or which has any present material effect (or, to the Knowledge of MPC, could have any future material effect) on MPC or its employment or labor practices and policies.

(g) MPC is in substantial compliance with all applicable laws and regulations regarding labor and employment practices with respect to the Refinery Employees, including those for (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws.

(h) MPC has delivered to NTI (on behalf of SPP Refining) all material orders and inspection reports under all applicable state, federal or non-U.S. Law relating to occupational health and safety legislation, including without limitation the Occupational Health and Safety Act of 1970 (collectively, “OSHA”) relating to the Refinery work places and Refinery Employees and, to the Knowledge of MPC, there are no charges pending under OSHA with respect to the Refinery Employees.

ARTICLE 5

ENVIRONMENTAL CONDITIONS AND REMEDIATION LIABILITIES

Section 5.1 Scope; Exclusive Remedy With Respect to Specified Remediation Refinery Liabilities. The provisions of this Article 5, Section 4.12(c) and Section 4.12(d) are the result of mutual compromise and an allocation of responsibility and risk, as between SPP Refining and MPC, for certain Environmental Conditions of the Refinery Assets (i.e., conditions that now require or may in the future require Remediation Activities with respect to the presence of any Hazardous Substance in soil or groundwater at, from, on or under the Refinery Assets). The “Specified Remediation Refinery Liabilities” consist of, collectively, the MPC Retained Refinery Remediation Liabilities and the SPP Refining Assumed Refinery Remediation Liabilities, which are defined below. Notwithstanding anything in this Refining Contribution Agreement to the contrary, in order to provide for a uniform and expeditious resolution of the Specified Remediation Refinery Liabilities, except for fraud by MPC or SPP Refining in

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connection therewith, SPP Refining and MPC intend that the provisions of this Article 5 shall provide the sole and exclusive remedy for SPP Refining or MPC, as applicable, with respect to any matter constituting, relating to or arising out of Specified Remediation Refinery Liabilities; provided, however, that nothing in this Article 5 shall limit SPP Refining’s ability to exercise remedies under Article 8 of this Refining Contribution Agreement for breaches of representations and warranties set forth in Section 4.12, other than Section 4.12(c) and Section 4.12(d), with respect to SPP Refining Assumed Refinery Remediation Liabilities. Except as expressly provided in this Article 5, the Parties acknowledge that they expressly waive, release, and relinquish, with respect to each other, all other rights and remedies with respect to Specified Remediation Refinery Liabilities and with respect to breaches of the representations and warranties set forth in Section 4.12(c) and Section 4.12(d), whether based on statute, regulation, common law or otherwise, including claims under CERCLA.

Section 5.2 Allocation and Apportionment of Responsibility for Specified Remediation Refinery Liabilities.

(a) Allocation of Responsibility Between MPC and SPP Refining for Specified Remediation Refinery Liabilities.

(i) MPC shall be solely responsible for and indemnify, defend and hold harmless the SPP Refining Indemnitees from and against the following (collectively, the “MPC Retained Refinery Remediation Liabilities”):

(A) any and all Environmental Liabilities arising from the Park Penta Environmental Condition, including off-site migration of Hazardous Substances thereof;

(B) any and all Environmental Liabilities arising from the Wright Products Environmental Condition, including off-site migration of Hazardous Substances thereof; and

(C) any and all costs and expenses for Remediation Activities arising from or related to the Newly Discovered MPC Retained Refinery Environmental Conditions, including off-site migration of Hazardous Substances thereof, that exceed the Refinery Environmental Deductible Amounts (it being the intention of the Parties that SPP Refining shall be responsible for the first $3,000,000 of Remediation costs and expenses arising from or related to each separately identifiable Newly Discovered MPC Retained Refinery Environmental Condition, but that SPP Refining shall be responsible for no more than $12,000,000 of total Remediation costs and expenses for all Newly Discovered MPC Retained Refinery Environmental Conditions combined).

(ii) SPP Refining shall assume and be solely responsible for and indemnify, defend and hold harmless the MPC Indemnitees from and against the following (collectively, the “SPP Refining Assumed Refinery Remediation Liabilities”):

(A) any and all Environmental Liabilities arising from any Known Refinery Environmental Conditions, including off-site migration of Hazardous Substances thereof;

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(B) any and all Environmental Liabilities arising from any Newly Discovered Refinery Environmental Conditions, including any off-site migration of Hazardous Substances thereof;

(C) any and all Environmental Liabilities arising from any Newly Discovered MPC Retained Refinery Environmental Conditions, except for any costs and expenses for Remediation Activities for which MPC is responsible under Section 5.2(a)(i)(C); and

(D) all Environmental Conditions, whether or not in existence prior to the Closing Date, discovered from Environmental Testing performed in connection with (1) any transaction involving any direct or indirect conveyance of any of the Refinery Real Property by SPP Refining or any of its Affiliates or (2) the Sale and Leaseback Transaction.

(b) Apportionment of Specified Remediation Refinery Liabilities Between MPC and SPP Refining. Anything in this Refining Contribution Agreement to the contrary notwithstanding:

(i) To the extent that there is a Newly Discovered MPC Retained Refinery Environmental Condition that is at the same identifiable area as a Known Refinery Environmental Condition or a Newly Discovered Refinery Environmental Condition, MPC shall be responsible, subject to the Refinery Environmental Deductible Amounts, for Remediation costs only in the amount by which the Commercially Reasonable Remediation Cost for that identifiable area necessarily increases to address the Newly Discovered MPC Retained Refinery Environmental Condition.

(ii) To the extent Hazardous Substances associated with any Known Refinery Environmental Condition or Newly Discovered Refinery Environmental Condition migrate into the same identifiable area as the Park Penta Environmental Condition or the Wright Products Environmental Condition prior to approval of the Park Penta Regulatory Closure or the Wright Products Regulatory Closure, as applicable, by the appropriate Governmental Authorities, MPC shall be responsible for any increased Remediation costs associated with the Hazardous Substances that migrate into the same identifiable area as the Park Penta Environmental Condition or the Wright Products Environmental Condition; provided, however, that if such migration of Hazardous Substances into the same identifiable area as the Park Penta Environmental Condition or the Wright Products Environmental Condition is caused by the failure of SPP Refining to comply with any applicable Existing Refinery Soil & Groundwater Consent Decree or any applicable Environmental Law, SPP Refining shall be responsible for Remediation costs in the amount by which the Commercially Reasonable Remediation Cost for that identifiable area necessarily increases to address such Hazardous Substances that have migrated from the Refinery into the same identifiable area.

(iii) To the extent that there is a Newly Discovered MPC Retained Refinery Environmental Condition, MPC shall be responsible, subject to the Refinery Environmental Deductible Amounts, for Remediation costs relating to any such Newly Discovered MPC Retained Refinery Environmental Condition only to the extent necessary to comply with applicable Environmental Law in effect as of the Closing Date. SPP Refining shall

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be responsible for costs and expenditures associated with Remediation Activities relating to such Newly Discovered MPC Retained Refinery Environmental Condition to the extent Remediation Activity is required solely and exclusively as a result of changes in or modifications to applicable Environmental Law after the Closing Date.

(c) Closure or Abandonment of Refinery. In the event the Refinery (or any process unit within the Refinery) is closed or abandoned by SPP Refining or any successor owner or operator following the Closing Date, to the extent that the costs of conducting any Remediation of MPC Retained Refinery Remediation Liabilities are increased due to such closure or abandonment, such costs shall not be borne by MPC, but instead shall be borne by SPP Refining.

Section 5.3 Covenants and Agreements Related to Specified Refinery Remediation Liabilities.

(a) Potential Future Remediation Activities or Corrective Actions. SPP Refining shall promptly notify MPC of any Newly Discovered MPC Retained Refinery Environmental Condition and shall act promptly to minimize the effects thereof. Nothing in this Article 5 shall be deemed to limit SPP Refining from notifying the applicable Governmental Authorities to the extent it is required to do so under any applicable Environmental Law (in which event, SPP Refining shall provide a copy of any such notice to MPC prior to submission to the applicable Governmental Authority and shall give reasonable consideration to any comments of MPC timely received by SPP Refining prior to submitting such notice to the applicable Governmental Authority). Prior to the fifth anniversary of the Closing Date, SPP Refining shall not perform any Environmental Testing unless such Environmental Testing is required to be undertaken (i) under any applicable Environmental Law, (ii) under any applicable Consent Decree, (iii) under any lawful Order of a Governmental Authority, (iv) by or on behalf of SPP Refining in conducting the Refinery Business in the normal course as a Reasonable and Prudent Operator or (v) in order to discharge the duty to minimize the effects of any Newly Discovered MPC Retained Refinery Environmental Condition under Section 5.3(a) or the duty to maintain the integrity of any caps and closed remediation sites under Section 5.3(b).

(b) Compliance with Existing Refinery Soil & Groundwater Consent Decrees. SPP Refining shall perform, as necessary, the Existing Refinery Soil & Groundwater Consent Decrees at the Refinery, including any assessments, corrective or remedial action plans or the equivalent required by any Environmental Law, that are required to be performed from and after the Closing Date, in each case in accordance with the terms thereof, with respect to each Specified Remediation Refinery Liability for which SPP Refining directs and controls Remediation Activities. SPP Refining shall cooperate with MPC in ongoing negotiations related to the Existing Refinery Soil & Groundwater Consent Decrees and shall take reasonable action to facilitate the resolution of such negotiations. SPP Refining shall not be entitled to reimbursement from MPC for any Loss, including indirect corporate and administrative overhead costs, in performing such obligations; provided, however, in no event shall SPP Refining be responsible for fines or penalties, including stipulated penalties that arise out of MPC’s pre-Closing Date noncompliance with the terms and conditions of such Existing Refinery Soil & Groundwater Consent Decrees.

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(c) Post-Closing Date Site Maintenance. SPP Refining shall, at its expense, take reasonable measures to maintain the integrity of any caps and closed remediation sites at, on or under any of the Refinery Assets where Remediation Activities have been completed and to prevent the disturbance of any residual Hazardous Substances after Remediation Activities have been completed.

(d) Entitlement to and Non-Interference with Reimbursement Rights.

(i) MPC shall be entitled to the benefit of any reimbursement funds provided by Governmental Authorities that may be available with respect to Remediation Activities for which it is responsible under this Article 5, and SPP Refining shall be entitled to the benefit of any reimbursement funds provided by Governmental Authorities that may be available with respect to Remediation Activities for which it is responsible under this Article 5.

(ii) Following the Closing Date and extending until such date that all of MPC’s obligations pursuant to this Article 5 are completed, SPP Refining shall not take any action that would cause MPC to no longer be eligible for reimbursement from any applicable Governmental Authority for any Remediation Activities that may need to be completed in order for MPC to discharge its duties with respect to MPC Retained Refinery Remediation Liabilities. Likewise, following the Closing Date and extending until such date that all of SPP Refining’s obligations pursuant to this Article 5 are completed, MPC shall not take any action that would cause SPP Refining to no longer be eligible for reimbursement from any applicable Governmental Authority for any Remediation Activities that may need to be completed in order for SPP Refining to discharge its duties with respect to SPP Refining Assumed Refinery Remediation Liabilities.

(e) UST Cleanup Fund. Within 60 days following the Closing Date, MPC shall, to the extent allowed by applicable Law, assign to SPP Refining all rights (if any) of MPC to recoveries of any funds from any applicable fund maintained by a Governmental Authority that may be available from any state storage tank cleanup funds with respect to any Known Refinery Environmental Conditions. Notwithstanding the foregoing, MPC shall be entitled to any applicable reimbursement under any such cleanup fund for any amounts it has spent or in the future will spend with respect to Remediation Activities related to the Refinery or the Refinery Real Property. Likewise, SPP Refining shall be entitled to any applicable reimbursement under any such cleanup fund for any amounts it has spent or in the future will spend with respect to Remediation Activities related to the Refinery or the Refinery Real Property. SPP Refining and MPC shall cooperate with each other and with the applicable Governmental Authorities to obtain reimbursement for the proper party as contemplated by this Article 5.

(f) [Intentionally Omitted]

(g) Control and Conduct of Remediation Activities relating to MPC Retained Refinery Remediation Liabilities. As between the Parties, MPC shall have the right to direct and control any Remediation Activities relating to any MPC Retained Refinery Remediation Liabilities. Any such Remediation Activities as to which MPC elects (by written notice to SPP Refining) to direct and control are referred to herein as a “MPC Controlled Remediation Activity.” With respect to each MPC Controlled Remediation Activity, all discussions,

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negotiations and proceedings with Governmental Authorities and other Third Persons, and all filings with or other reports made to any Governmental Authority, shall be conducted or effected by MPC. SPP Refining shall have the right to attend any such discussions, negotiations or proceedings at its own expense, and MPC shall, to the extent reasonably practicable, provide SPP Refining with at least ten Business Days notice in advance of any such discussions or meetings in order to allow SPP Refining the opportunity to attend the same. With respect to each MPC Controlled Remediation Activity: (i) MPC shall provide SPP Refining with copies of any reports, studies, notices or filings regarding the Remediation Activities prior to filing or otherwise submitting them to any applicable Government Authority and shall allow SPP Refining a reasonable opportunity to review them and, if requested, shall give reasonable consideration to any comments of SPP Refining prior to making such submittal to such Governmental Authority; (ii) MPC shall, from time to time and as may be reasonably requested by SPP Refining, provide reasonable details to SPP Refining regarding the status of the Remediation Activities; (iii) MPC shall not voluntarily enter into any judgment, settlement or resolution with respect to such Remediation Activity which would reasonably be expected to result in the imposition of requirements on SPP Refining which would reasonably be expected to materially interfere with the ordinary conduct of business at the Refinery without the prior written consent of SPP Refining, which consent may not be unreasonably withheld, conditioned or delayed; and (iv) MPC shall conduct such Remediation Activities in a manner such that they meet the requirements of any applicable Existing Refinery Soil & Groundwater Consent Decree or any other applicable Consent Decree, in each case as the same may hereafter be amended or modified (or, if there is no such Consent Decree with respect to any such Remediation Activities, conduct such Remediation Activities in a manner such that they meet the requirements necessary to obtain a statement or statements from the applicable Governmental Authorities to the effect that no further action is required, or an equivalent statement); and (v) upon conclusion of such Remediation Activities, MPC shall obtain a statement or statements from the applicable Governmental Authorities to the effect that no further action is required, or an equivalent statement; provided, however, that MPC may use risk-based remediation and impose commercially reasonable restrictive covenants and land-use restrictions (including restrictions or prohibitions on the use of ground water) consistent with the Commercially Reasonable Remediation Cost and commercially reasonable engineering controls on any of the sites involved in connection with any MPC Controlled Remediation Activity. With respect to any Remediation Activities relating to any MPC Retained Refinery Remediation Liabilities which either do not constitute MPC Controlled Remediation Activities or as to which MPC does not so elect to direct and control, MPC shall have the right to attend any related discussions, negotiations or proceedings with the applicable Governmental Authorities or other interested Persons at its own expense. With respect to each such matter: (A) SPP Refining shall provide MPC with copies of any reports, studies, notices or filings regarding the Remediation Activities prior to filing or otherwise submitting them to any applicable Government Authority and shall allow MPC a reasonable opportunity to review them and, if requested, shall give reasonable consideration to any comments of MPC prior to making such submittal to such Governmental Authority; (B) SPP Refining shall, from time to time and as may be reasonably requested by MPC, provide reasonable details to MPC regarding the status of and strategies with respect to implementing and completing the Remediation Activities; and (C) SPP Refining shall not enter into any settlement or resolution with respect to any such Remediation Activity without the prior written consent of MPC, which consent may not be unreasonably be withheld, conditioned or delayed.

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(h) Control and Conduct of Remediation Activities relating to SPP Refining Assumed Remediation Liabilities. As between the Parties, SPP Refining shall direct and control any Remediation Activities relating to any SPP Refining Assumed Refinery Remediation Liability provided that such Remediation Activities are not MPC Controlled Remediation Activities.

(i) Access to Sites. Following the Closing Date, SPP Refining shall permit reasonable access to MPC and its employees, agents and contractors at each site and at no cost where any MPC Controlled Remediation Activity is being or is to be conducted for such time as is reasonably required for MPC to meet all its obligations contemplated by this Article 5 provided that any MPC employees, agents and contractors admitted to the Refinery or Remediation site must comply with the health and safety standards that apply to all contractors and subcontractors that perform work at the Refinery. Such access shall include the right to use electricity and other utilities, to conduct such tests, to take such groundwater or soil samples, to excavate, remove, dispose of or treat the soil or groundwater, and to undertake such other actions as are required by the applicable Governmental Authorities or Environmental Laws in connection with the Remediation Activities; provided that MPC and SPP Refining shall cooperate in obtaining any Environmental Authorizations required for such MPC Controlled Remediation Activity, the costs of which will be borne in accordance with the indemnification provisions of this Article 5. The rights of access accorded to MPC in this Section 5.3(i) shall not confer a right upon MPC to stage or place machinery or equipment on a site in a manner which would unreasonably interfere with the use or the business conducted on such site, in any case where there is a reasonable alternative to accomplish the required Remediation Activities.

(j) Park Penta Remediation Project. Section 5.3(j) of the MPC Disclosure Schedules sets forth a description of the area within the Refinery Real Property known as Park Penta (such area being the “Park Penta Site”), a description of the Environmental Condition originating from or resulting from activities conducted on the Park Penta Site (such Environmental Condition being the “Park Penta Environmental Condition”), and a description of the ongoing Remediation Activities being conducted with respect to the Park Penta Environmental Condition as of the date hereof (the “Park Penta Remediation Project”). SPP Refining shall not conduct any excavation or other intrusive work (including the installation of any water wells) into the soils or subsurface of the Park Penta Site except as would be conducted by a Reasonable and Prudent Operator. In accordance with the provisions of Sections 5.3(g) and (i), MPC shall maintain control over the Park Penta Remediation Project and shall have continuing access to the Park Penta Site in order to conduct the Remediation Activities relating to the Park Penta Remediation Project. SPP Refining shall only use the Park Penta Site for non-residential purposes or as a “greenspace” and SPP Refining shall not store or use Hazardous Substances at the Park Penta Site during the pendency of the Park Penta Remediation Project. MPC shall continue with the Remediation Activities involved in the Park Penta Remediation Project using commercial property risk-based standards with appropriate land and groundwater use restrictions until a no-further-action letter or regulatory equivalent is obtained for the Park Penta Environmental Condition, but only to the extent that such no-further-action letter or its regulatory equivalent applies to the chlorinated solvents under remediation or to any other contaminants arising out of past non-Refinery based operations undertaken at the Park Penta Site, including those arising from the wood preservative operations (the “Park Penta Regulatory Closure”). SPP Refining agrees to cooperate with MPC to place any land and groundwater use

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restrictions on the Park Penta Site to effectuate such Park Penta Regulatory Closure. SPP Refining shall not (and shall cause its employees and contractors not to) interfere with MPC’s remediation system at the Park Penta Site.

(k) Wright Products Remediation Project. Section 5.3(k) of the MPC Disclosure Schedules sets forth a description of the area within the Refinery Real Property known as Wright Products (such area being the “Wright Products Site”), a description of the Environmental Condition originating from or resulting from activities conducted on the Wright Products Site (the “Wright Products Environmental Condition”), and a description of the ongoing Remediation Activities being conducted with respect to the Wright Products Environmental Condition as of the date hereof (the “Wright Products Remediation Project”). In accordance with the provisions of Sections 5.3(g) and (i), MPC shall maintain control over the Wright Products Remediation Project and shall have continuing access to the Wright Products Site in order to conduct the Remediation Activities relating to the Wright Products Remediation Project. MPC shall continue with the Remediation Activities involved in the Wright Products Remediation Project using commercial property risk-based standards with appropriate land and groundwater use restrictions until a no-further-action letter or regulatory equivalent is obtained for the Wright Products Environmental Condition, but only to the extent that such no-further-action letter or its regulatory equivalent applies to any other contaminants arising out of past non-Refinery based operations undertaken at the Wrights Product Site, including those arising from the hardware supplies production operations (the “Wright Products Regulatory Closure”). SPP Refining agrees to cooperate with MPC to place any land and groundwater use restrictions on the Wright Products Site to effectuate such Wright Products Regulatory Closure. SPP Refining shall not (and shall cause its employees and contractors not to) interfere with MPC’s remediation system at the Wright Products Site

Section 5.4 Indemnification for Breaches or Nonfulfillments of Article 5 Covenants and Agreements.

(a) Indemnification by MPC. As of the Closing Date, MPC shall indemnify, defend and hold harmless the SPP Refining Indemnitees from and against any Claims or Losses actually suffered by any of the SPP Refining Indemnitees to the extent arising out of or resulting from any breach or nonfulfillment by MPC of any of its covenants, agreements or other Obligations set forth in this Article 5.

(b) Indemnification by SPP Refining. As of the Closing Date, SPP Refining shall indemnify, defend and hold harmless the MPC Indemnitees from and against any Claims or Losses actually suffered by any of the MPC Indemnitees to the extent arising out of or resulting from any breach or nonfulfillment by SPP Refining of any of its covenants, agreements or other Obligations set forth in this Article 5.

Section 5.5 Indemnification Procedures for Environmental Claims Under Article 5.

(a) Procedures for Asserting Claims for Indemnification. If a MPC Indemnitee or a SPP Refining Indemnitee becomes aware of any Environmental Condition or other circumstance or state of facts (including the receipt of a Third-party Claim) which such

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MPC Indemnitee or SPP Refining Indemnitee, as applicable, has determined has given or could reasonably be expected to give rise to a right of indemnification under this Article 5, then such MPC Indemnitee or SPP Refining Indemnitee shall comply with the notice provisions of Section 9.6 (provided, however, that MPC (and each of the other MPC Indemnitees) shall be deemed to have already provided such notice to SPP Refining with respect to each of the Known Refinery Environmental Conditions, respectively, and each Existing Refinery Soil & Groundwater Consent Decree). Following the provision of any such notice, all the other provisions of Section 9.6 shall apply with respect to the matter described in such notice. In addition to the requirements of Section 9.6, SPP Refining or MPC shall promptly develop and provide to MPC or SPP Refining, as applicable, a detailed assessment of the facts, conditions and circumstances giving rise to the Environmental Condition or other circumstance that is the subject of such notice, using recognized environmental site assessment practices. SPP Refining or MPC shall promptly provide the Indemnifying Party copies of, and access to, all pertinent data and materials in connection therewith.

Section 5.6 Limitations.

(a) No Indemnification for Remediation Costs in Excess of the Commercially Reasonable Remediation Cost. MPC’s indemnification obligation under this Article 5 with respect to any Remediation Activity (including the deductible amounts set forth in Section 5.2(a)(i)(A)) shall not exceed the Commercially Reasonable Remediation Cost. Likewise, SPP Refining’s indemnification obligation under this Article 5 with respect to any Remediation Activity shall not exceed the Commercially Reasonable Remediation Cost.

(b) Release. SPP REFINING, ON ITS OWN BEHALF AND ON BEHALF OF ITS SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASING PARTIES”), ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY RELEASES AND FOREVER DISCHARGES MPC AND EACH OF ITS PAST, PRESENT OR FUTURE AFFILIATES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL LOSSES, ACTIONS, CAUSES OF ACTION, SUITS, DEBTS, OBLIGATIONS, SUMS OF MONEY, ACCOUNTS, COVENANTS, CONTRACTS, CONTROVERSIES, AGREEMENTS, PROMISES AND EXECUTIONS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ABSOLUTE OR CONTINGENT, BASED ON NEGLIGENCE OR STRICT LIABILITY, DIRECT OR INDIRECT OR NOMINALLY OR BENEFICIALLY POSSESSED OR CLAIMED BY ANY OF THE RELEASING PARTIES, WHETHER THE SAME BE AT LAW, IN EQUITY OR MIXED, WHICH SUCH RELEASING PARTY EVER HAD OR NOW HAS, OR HEREAFTER CAN, SHALL OR MAY HAVE AGAINST THE RELEASED PARTIES, ATTRIBUTABLE TO THE SPP REFINING ASSUMED REFINERY REMEDIATION LIABILITIES.

Section 5.7 Survival; Assignment. The indemnification obligations of MPC and SPP Refining contained in this Article 5 shall survive the Closing Date indefinitely. SPP Refining shall bind SPP Refining’s successors and assigns and any tenants, operators or licensees at the Refinery to the terms and conditions in this Article 5.

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ARTICLE 6

OTHER ENVIRONMENTAL COVENANTS AND AGREEMENTS

Section 6.1 Existing Refinery Consent Decrees.

(a) Performance of Obligations under Existing Refinery Consent Decrees. SPP Refining shall perform, as necessary, the obligations under Existing Refinery Consent Decrees at the Refinery, including any assessments, corrective or remedial action plans or the equivalent required by any Environmental Law, that are required to be performed from and after the Closing Date, in each case in accordance with the terms thereof. SPP Refining shall cooperate with MPC in ongoing negotiations related to the Existing Refinery Consent Decrees and shall take reasonable action to facilitate the resolution of such negotiations.

(b) Reimbursement. Subject to Section 6.1(c), SPP Refining shall not be entitled to reimbursement from MPC for any Loss, including indirect corporate and administrative overhead costs, in performing such obligations; provided, that, in no event shall SPP Refining be responsible for fines or penalties, including stipulated penalties that arise out of MPC’s pre-Closing Date noncompliance with the terms and conditions of such Existing Refinery Consent Decrees.

(c) Global Refining Consent Decree. With respect to the Consent Decree entered in United States of America v. Marathon Ashland Petroleum LLC, Case No. 4:01-CV-40119-PVG, in the United States District Court for the Eastern District of Michigan (the “Global Refining Consent Decree”), MPC shall promptly reimburse SPP Refining, within 30 days of the date of any undisputed invoice submitted to MPC by SPP Refining under this Section 6.1(c), with respect to any Losses, including capital and operating costs, reasonable attorney’s fees, and other similar costs and expenses, incurred by SPP Refining in (i) performing those obligations under the Global Refining Consent Decree that have not been completed by MPC prior to Closing, and (ii) obtaining termination of the Global Refining Consent Decree, with respect to the Refinery, pursuant to the terms thereof. MPC, however, shall not be liable for and shall have no duty to reimburse SPP Refining for any Loss, fine, or penalty attributable to SPP Refining’s failure to comply with the applicable provisions of the Global Refining Consent Decree after the Closing Date. MPC shall promptly seek to have the United States Department of Justice file a motion to amend the Global Refining Consent Decree in a manner reasonably acceptable to SPP Refining to reflect the change in ownership of the Refinery and to allow for separate termination of the decree with respect to SPP.

Section 6.2 Environmental Financial Assurance Arrangements. SPP Refining shall arrange for the replacement, effective as of the Closing Date, of the financial assurance arrangements provided by MPC under Environmental Laws and referred to in Section 6.2 of the MPC Disclosure Schedules with surety bonds, letters of credit or other financial assurance arrangements acceptable to the applicable Governmental Authorities (the “Refinery Replacement Environmental Financial Assurance Arrangements”). SPP Refining and MPC shall provide such cooperation to one another as shall be reasonably required to obtain the release of MPC (and each surety company, financial institution or other Person providing any of such existing financial assurance arrangements) under each of the existing financial assurance arrangements

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referred to in Section 6.2 of the MPC Disclosure Schedules as of the Closing Date or as promptly as practicable thereafter.

Section 6.3 Refinery Wastewater Lagoon Sediment.

(a) Sampling and Analysis Plan. As soon as practicable after the Execution Date of this Refining Contribution Agreement, MPC shall prepare and provide to NTI for NTI’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, with a written plan for sampling and analysis of the sediments located in the north and south lagoons associated with the Refinery’s wastewater treatment plant (the two lagoons collectively being the “Refinery Wastewater Lagoons”). The written sampling and analysis plan shall describe the procedures for collection and analysis of samples of sediments from the Refinery Wastewater Lagoons. The number of samples to be collected and the analysis to be performed shall be sufficient to adequately characterize all sediments present in the Refinery Wastewater Lagoons for purposes of off-site disposal. At a minimum, the sampling and analysis conducted shall be sufficient to ascertain whether any of the sediments present in the Refinery Wastewater Lagoons are subject to classification as “hazardous waste,” as defined in 40 C.F.R. § 261.3; Minn. Stat. § 116.06; or Minn. R. 7045.0020, Minn. R. 7045.0131 and Minn. R. 7045.0135.

(b) Sampling and Analysis of Lagoon Sediment. Following NTI’s approval (on behalf of SPP Refining) of the sampling and analysis plan, which approval shall not be unreasonably withheld, conditioned or delayed, MPC shall promptly perform and complete sampling and analysis of the Refinery Wastewater Lagoon sediments pursuant to the procedures set forth in the approved sampling and analysis plan.

(c) Sampling and Analysis Report. As soon as practicable after MPC completes the sampling and analysis of the Refinery Wastewater Lagoon sediments required pursuant to this Section 6.3, but no later than the Closing Date, MPC shall provide NTI (on behalf of SPP Refining) with a copy of a report, in form and substance reasonably satisfactory to NTI, disclosing the results of such sampling and analysis.

(d) Reimbursement for Excavation, Transportation and Disposal Costs Exceeding Budgeted Amount. If the sampling and analysis report described in Section 6.3(c) discloses that any of the sediments in the Refinery Wastewater Lagoons are “hazardous waste” as defined in 40 C.F.R. § 261.3, Minn. Stat. § 116.06, or Minn. R. 7045.0020, Minn. R. 7045.0131 and Minn. R. 7045.0135, then MPC shall promptly reimburse SPP Refining within 30 days of the date of any invoice submitted to MPC by SPP Refining under this Section 6.3(d) for all costs incurred by SPP Refining to excavate, transport, and dispose of the sediments located in the Refinery Wastewater Lagoons to the extent necessary to restore the original capacity of the Refinery Wastewater Lagoons, but only to the extent such costs cumulatively exceed $2,700,000 and are incurred within five years of the Closing Date. SPP Refining shall use Commercially Reasonable Efforts in performing and completing such excavation, transportation, and disposal activities. SPP Refining shall notify MPC of any requests for reimbursement under this Section 6.3(d), pursuant to the notice provisions of Section 9.6, and, in addition, shall provide to MPC sufficient documentation to demonstrate that SPP Refining is entitled to reimbursement under this Section 6.3(d), and MPC shall provide SPP Refining with reimbursement promptly following receipt of such documentation.

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Section 6.4 Future Flare Consent Decree. MPC shall exclude SPP Refining and the Refinery from any consent decree it negotiates with Governmental Authorities concerning flares. SPP Refining may separately pursue a flare consent decree applicable to the Refinery, provided that SPP Refining shall not enter into any such consent decree concerning operation of the flares at the Refinery, such as over steaming of the flares or hydrogen sulfide content of the flare gas (but excluding non-operational violations such as permitting, recordkeeping or reporting), that would result in the imposition of any costs, fines or penalties on MPC (“Future Flare Consent Decree”). SPP Refining shall be responsible for any Losses, including capital and operating costs, reasonable attorney’s fees, and other similar costs and expenses incurred by SPP Refining in performing any obligations under any Future Flare Consent Decree.

ARTICLE 7

TAX MATTERS

Section 7.1 Indemnification for Tax Matters. From and after the Closing Date, notwithstanding anything in this Refining Contribution Agreement to the contrary, MPC shall indemnify, defend and hold harmless the SPP Refining Indemnitees from all Claims and Losses to the extent arising from or related to, any of the following:

(a) all Taxes imposed on, or pertaining or attributable to, MPC, the Refinery Business, or the Refinery Assets for the Pre-Closing Tax Period; and

(b) all Taxes imposed on, or pertaining or attributable to, the Minnesota Pipe Line Interests for the Pre-Closing Tax Period.

Section 7.2 Prorations; Contribution Straddle Periods.

(a) Except as expressly set forth in this Refining Contribution Agreement, all income, expenses, and other Tax items attributable to the Refinery Business or the Refinery Assets for the Pre-Closing Tax Period are for the account of MPC, and all income, expenses, and other Tax items attributable to the Refinery Business or the Refinery Assets and the Minnesota Pipe Line Interests for the Post-Closing Tax Period are for the account of SPP Refining. It is understood that SPP Refining and MPC are responsible for their own Tax liabilities attributable to such income, expenses, and other Tax items allocated to them pursuant to the preceding sentence. In addition, SPP Refining and MPC will apply a “closing of the books” method taking into account the amount of calendar days before and including the Closing Date on the one hand, and the amount of calendar days after the Closing Date, on the other hand, for allocating the income, expenses, and other Tax items.

(b) In the case of any Property Taxes attributable to a Contribution Straddle Period, the total amount of such Property Taxes allocated to the Pre-Closing Tax Period of such Contribution Straddle Period shall be the product of (i) such Property Taxes for the entirety of such Contribution Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days for such Contribution Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in such Contribution Straddle Period. SPP Refining shall be reimbursed by MPC to the extent of MPC’s portion of such prorated Property Taxes. If the Closing Date shall occur before the applicable Tax rate or

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assessment is fixed for such Contribution Straddle Period, the apportionment of such Property Taxes and payments at the Closing Date shall be based upon the most recently ascertainable Property Tax bills; provided, that SPP Refining and MPC shall recalculate and re-prorate such Property Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Property Tax bills received for the Contribution Straddle Period in which the Closing Date occurs and the amount of any payments in lieu of Tax made with respect to any such Contribution Straddle Period.

Section 7.3 Payment of Property Taxes; Tax Returns. After the Closing Date, the Paying Party shall (a) promptly notify the applicable Reimbursing Party and (b) shall pay such Property Tax bill prior to the last day such Property Tax may be paid without penalty or interest. The Reimbursing Party shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the Paying Party the share of such Property Tax so paid that is the responsibility of the Reimbursing Party as provided under this Refining Contribution Agreement. MPC and SPP Refining shall reasonably cooperate with each other after the Closing Date with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to the Pre-Closing Tax Period. If any Party receives a refund of any Property Taxes for which and to the extent another Party is responsible under this Refining Contribution Agreement, the Party receiving such refund, whether received in cash, or as a credit against other Taxes, shall, within 30 days after the receipt of such refund, remit such refund to the appropriate other Party; provided, that, to the extent any refund of Property Taxes relates to a Contribution Straddle Period, such refund shall be apportioned between SPP Refining and MPC based on the appropriate allocation method set forth in Section 7.2(b).

Section 7.4 Transfer Taxes.

(a) MPC and SPP Refining agree that the Transfer Taxes of the Refinery Assets and Minnesota Pipeline Interests pursuant to this Refining Contribution Agreement shall be borne equally by SPP Refining, on the one hand, and MPC, on the other. On the Closing Date, MPC and SPP Refining shall pay Transfer Taxes related to the conveyance of the Refinery Real Property owned by MPC pursuant to Minn. Stat. § 287.21, Subd. 1 and any other Transfer Taxes due as of the Closing Date or otherwise as required by Law, in each case to the appropriate Governmental Authorities. To the extent any other Transfer Taxes are not due and payable until after the Closing Date, MPC shall remit to SPP Refining a payment equal to its share of such Transfer Taxes at least three Business Days prior to the date such Transfer Taxes are due before accruing any penalties or interest, and SPP Refining shall thereafter remit such Transfer Taxes to the appropriate Governmental Authorities. Notwithstanding the foregoing, SPP Refining and MPC shall cooperate to minimize any such Transfer Taxes; provided, however, SPP Refining shall approve in advance MPC’s methodology for determining the Transfer Taxes on the Refinery Assets.

(b) MPC and SPP Refining intend for the contribution of the Refinery Assets and Minnesota Pipeline Interests to SPP Refining pursuant to this Refining Contribution Agreement to be excluded or exempt from Minnesota sales and use Taxes (including by reason of the exemption for the sale of substantially all of the assets of a trade or business provided under Minn. Stat. § 297A.68, Subd. 25(a)(5)). Prior to, or in no event later than Closing Date,

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SPP Refining and MPC shall provide to the other copies of any applicable exemption certificates, including sale for resale exemption certificates, necessary to establish the right to any exemption from Transfer Taxes. SPP Refining and MPC shall thereafter provide the other with any additional exemption certificates and other documentation as may be required by the Governmental Authorities for such purpose. MPC shall reasonably cooperate with SPP Refining, including providing SPP Refining with reasonable access to MPC’ books, records, and such other data as SPP Refining may reasonably request in order to support all applicable exemptions from Transfer Taxes.

(c) If any exemption from Transfer Taxes is claimed by SPP Refining or by MPC and additional Transfer Taxes are assessed as a result of such exemption being denied by the applicable Governmental Authority, then SPP Refining or MPC, as applicable, shall reimburse the other, or its assignees, for one-half of such assessed Transfer Taxes, including any interest or penalty, upon the terms and pursuant to the conditions of the Formation Agreement.

Section 7.5 Tax Returns; Audits.

(a) For each Tax period ending on or prior to the Closing Date, MPC shall be responsible for timely filing all Tax Returns required by applicable Law to be filed, and payment of all Taxes levied or imposed, in connection with the Refinery Assets, the Refinery Business or employees and independent contractors engaged in operating or maintaining the foregoing, and for any Tax period ending after the Closing Date, SPP Refining shall be responsible for the timely filing of all Tax Returns required by applicable Law to be filed, and payment of all such Taxes (other than Taxes which are the responsibility of MPC pursuant to Sections 7.1 and 7.2) levied or imposed, in connection with the Refinery Assets, the Refinery Business or employees and independent contractors engaged in operating or maintaining the foregoing. MPC shall pay to SPP Refining an amount equal to any Taxes for which MPC is liable pursuant to Sections 7.1 and 7.2 but which are payable with Tax Returns to be filed by SPP Refining pursuant to this Section within three Business Days prior to the due date for the filing of such Tax Returns.

(b) SPP Refining and MPC shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any Tax audit or other Tax proceeding with respect to Taxes (“Tax Contest”). Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SPP Refining and MPC agree (i) to retain all books and records with respect to Tax matters pertinent to the Refinery Assets or the Refinery Business relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by SPP Refining, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if another Party so requests, SPP Refining or MPC, as the case may be, shall allow the other Party to take possession of such books and records at that Party’s sole expense.

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(c) MPC shall have the right to represent its interests in any Tax Contest relating to the Pre-Closing Tax Period with respect to the Refinery Assets, the Refinery Business or employees and independent contractors engaged in operating or maintaining the foregoing, employ counsel of its choice at its expense and to control the conduct of such Tax Contest. MPC shall have the right to settle or dispose of any such Tax Contest, provided that MPC shall allow SPP Refining to participate in any such proceeding (at its own cost and expense); provided further that no settlement or other disposition of any claim for Tax which would adversely affect SPP Refining in any Post-Closing Tax Period shall be agreed to without SPP Refining’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 7.6 Refunds. Any Tax refund received after the Closing Date by SPP Refining with respect to the Refinery Assets that relates solely to a Pre-Closing Tax Period shall be for the account of MPC. If any such Tax refund is received, SPP Refining shall promptly pay to MPC an amount equal to such refund.

Section 7.7 Survival. Notwithstanding anything in this Refining Contribution Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax covered by this Refining Contribution Agreement shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof) after the Closing Date.

ARTICLE 8

INDEMNIFICATION AND REMEDIES

Section 8.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this Refining Contribution Agreement, the representations and warranties of MPC contained in this Refining Contribution Agreement shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing Date; provided, however:

(a) the representations and warranties in Section 4.12 (Environmental) shall survive the Closing Date for a period of five years after the Closing Date;

(b) the representations and warranties in Section 4.16 (Taxes) and Section 4.21(b) (Controlled Group Liability) shall survive the Closing Date for a period of 60 days after the expiration of the applicable statute of limitation (including extensions thereof); and

(c) the representations and warranties in Section 4.3(b), in Section 4.7(f)(i) and in Section 4.7(f)(ii) shall survive the Closing Date forever.

Section 8.2 Indemnification Provisions for Benefit of SPP Refining Indemnitees.

(a) As of the Closing Date, MPC hereby agrees to indemnify, defend and hold harmless the SPP Refining Indemnitees from and against any and all Claims and Losses (excluding any and all Claims and Losses that are specifically addressed in Articles 5, 6 and 7) actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

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(i) the breach of any representation or warranty of MPC contained in this Refining Contribution Agreement;

(ii) the breach of any covenant or agreement of MPC contained in this Refining Contribution Agreement;

(iii) the Excluded Assets (except to the extent arising from any use of the Excluded Assets by any of the SPP Refining Indemnitees);

(iv) the MPC Retained Obligations;

(v) the ownership or operation of the Refinery Assets or the Refinery Business prior to the Effective Time, which for the avoidance of doubt shall include all assets or liabilities historically associated with such business whether or not a part of the Refinery Assets or the Refinery Business as of the Closing Date or the Execution Date of this Refinery Contribution Agreement, but which shall exclude all capital and operating costs incurred after the Closing Date for any alteration, modification or addition to any of the Refinery Assets arising out of, resulting from, required by, or relating to any (A) Known Refinery Environmental Condition, (B) Existing Refinery Soil & Groundwater Consent Decree, (C) Existing Refinery Consent Decree except as provided in Section 6.1(c), (D) Future Flare Consent Decree, (E) Newly Discovered Refinery Environmental Conditions, or (F) any Environmental Claim or Environmental Noncompliance that is specifically disclosed (with reference to specific claims or incidents, and with sufficient detail to circumscribe the scope of the matter) in Section 4.12 of the MPC Disclosure Schedules; or

(vi) the ownership of any interests in Minnesota Pipe Line Company, MPL Investments or any predecessors to such entities prior to the Effective Time.

No Claim may be asserted or commenced against MPC pursuant to clause (i) of the immediately preceding sentence unless written notice of such Claim is received by MPC describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the date on which the representation or warranty on which such Claim is based ceases to survive as set forth in Section 8.1.

(b) MPC shall not be liable for indemnification pursuant to Section 8.2(a)(i) unless the aggregate amount of all Representation and Warranty Losses shall exceed the Indemnification Deductible, after which point MPC will be obligated only to indemnify, defend and hold harmless the SPP Refining Indemnitees from and against such Claims and Losses to the extent they, together with the aggregate amount of all other Representation and Warranty Losses exceed the Indemnification Deductible but are in the aggregate less than or equal to the Indemnification Ceiling. For the avoidance of doubt, the full amount of the Indemnification Ceiling shall be recoverable over and above the Indemnification Deductible. Notwithstanding the preceding, the limitations on MPC’s indemnification obligations set forth in the preceding sentences of this Section 8.2(b) shall not apply to Losses resulting from (i) any breach by MPC of the representations and warranties in Section 4.3(b), Section 4.7(f), and Section 4.16 or (ii) fraud by MPC in connection with this Refining Contribution Agreement.

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Section 8.3 Indemnification Provisions for Benefit of MPC. As of the Closing Date, SPP Refining agrees to indemnify, defend and hold harmless the MPC Indemnitees from and against any and all Claims and Losses (excluding any and all Claims and Losses that are specifically addressed in Articles 5, 6 and 7) actually suffered or incurred by any of them to the extent arising out of, resulting from or relating to:

(a) the breach of any covenant or agreement of SPP Refining contained in this Refining Contribution Agreement;

(b) the SPP Refining Assumed MPC Obligations; or

(c) SPP Refining’s ownership or operation of the Refinery Assets or Refinery Business, or ownership of any interests in Minnesota Pipe Line Company, MPL Investments or any successors to such entities, in each case after the Effective Time.

Section 8.4 Indemnification Procedures.

(a) A MPC Indemnitee or SPP Refining Indemnitee, as the case may be (the “Indemnified Party”), shall give the indemnifying party under Section 8.2 or Section 8.3, as applicable (the “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could reasonably be expected to give rise to a right of indemnification under this Refining Contribution Agreement, containing a reference to the provisions of this Refining Contribution Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article 8 except to the extent the Indemnifying Party is actually prejudiced by such failure. Notwithstanding anything to the contrary contained herein, the rights and remedies of the Indemnified Parties from and after the Closing shall not be limited by the fact that any Indemnified Party had knowledge of any breach, event or circumstance prior to the Closing, or waived any condition to the Closing related thereto.

(b) If any Third Person shall notify an Indemnified Party with respect to a Third-Party Claim under Section 2.5(c), Article 5 or this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under Section 2.5(c), Article 5 or this Article 8, as applicable, except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party in full without reservations with respect to such Third-Party Claim, (ii) the Third-Party Claim does not seek to impose any liability on the Indemnified Party other than money damages and (iii) the Third-Party Claim is not part of a larger claim or series of related claims that do not relate to Losses hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent

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may not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third-Party Claim.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party that there exists one or more legal or equitable defenses available to them or that a conflict of interest exists, in either case that would make it inappropriate under applicable standards of professional conduct to have common counsel.

(e) If the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.4(c), in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

Section 8.5 Determination of Losses; Apportionment of Losses.

(a) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party. The Parties acknowledge that, except as set forth in Section 8.7, the Indemnified Party shall have no obligation to seek to recover any insurance proceeds or other payment or recoupment relating to the events giving rise to the claim for indemnification. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Commercially Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(b) Without altering or affecting in any manner the foregoing provisions of this Article 8, to the extent that an Indemnifying Party and any one or more Indemnified Parties are each liable hereunder for Losses arising out of the same set of facts, circumstances or conditions, the Obligations associated with such Losses will be apportioned between the Indemnifying Party and the Indemnified Parties in proportion to the extent to which the activities of each such Party contributed to the cause of the Losses, taking into consideration all pertinent factors.

Section 8.6 Further Limitations on Liability.

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(a) SPP REFINING ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN ARTICLE 5, ARTICLE 6, ARTICLE 7 AND THIS ARTICLE 8, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 8.6(a)(i) AND SECTION 8.6(a)(ii), ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF SPP REFINING AND NTI WITH RESPECT TO ANY ASPECT OF THIS REFINING CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, SPP REFINING AND NTI HEREBY RELEASE, WAIVE AND DISCHARGE, AND COVENANT NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS REFINING CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(i) SPP REFINING ACKNOWLEDGES THAT IT WILL BECOME THE OWNER OF THE MPC TRANSFERRED ASSETS AND SPP REFINING SHALL ACCEPT THE MPC TRANSFERRED ASSETS IN THEIR AS-IS, WHERE-IS CONDITION WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES MPC HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN OR IN THE RELATED AGREEMENTS. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE PROVISIONS OF THIS SECTION 8.6(a)(i) SHALL NOT ALTER, LIMIT, MODIFY OR IMPAIR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF MPC OR ANY OF ITS AFFILIATES CONTAINED IN THIS REFINING CONTRIBUTION AGREEMENT, ANY DEED OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR ANY OTHER RELATED AGREEMENTS.

(ii) EXCEPT FOR THE REPRESENTATIONS EXPRESSLY MADE IN OR PURSUANT TO THIS REFINING CONTRIBUTION AGREEMENT, ANY DEEDS OR OTHER ASSIGNMENT OR CONVEYANCE INSTRUMENT, OR ANY OTHER RELATED AGREEMENTS, SPP REFINING AND NTI ACKNOWLEDGE AND AGREE THAT: (A) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY OR ON BEHALF OF MPC, EXPRESS OR IMPLIED, AS TO (1) THE REFINERY ASSETS OR (2) THE OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE REFINERY BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS REFINING CONTRIBUTION AGREEMENT AND TO CONSUMMATE THE MPC CONTRIBUTION AND THE ASSUMPTION OF THE SPP REFINING ASSUMED MPC OBLIGATIONS, SPP REFINING HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (B) MPC DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO SPP REFINING INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO SPP REFINING BY MPC OR ANY

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OF ITS AFFILIATES OR REPRESENTATIVES; (C) NEITHER MPC NOR ANY OF ITS AFFILIATES HAVE MADE, AND MPC HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE REFINERY ASSETS OR THE REFINERY BUSINESS; AND (D) MPC MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO ANY PORTION OF THE REFINERY ASSETS, COMPLIANCE WITH APPLICABLE LAWS AND AUTHORIZATIONS; PROVIDED, HOWEVER, THE PROVISIONS OF THIS SECTION 8.6(a)(ii) SHALL NOT LIMIT, ALTER OR WAIVE ANY CLAIMS FOR FRAUD IN CONNECTION WITH THIS REFINING CONTRIBUTION AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

(b) MPC ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, THE REMEDIES SET FORTH IN SECTION 2.5(c), ARTICLE 5, ARTICLE 6, ARTICLE 7 AND THIS ARTICLE 8, INCLUDING THE DEDUCTIBLES AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF MPC WITH RESPECT TO ANY ASPECT OF THIS REFINING CONTRIBUTION AGREEMENT. EXCEPT FOR FRAUD, MPC HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE OR OTHERWISE ASSERT ANY RIGHTS, REMEDIES OR RECOURSE WITH RESPECT TO ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS REFINING CONTRIBUTION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS REFINING CONTRIBUTION AGREEMENT, EXCEPT IN THE CASE OF FRAUD, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH DAMAGES (i) ARE PAID OR OWING TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM OR (ii) (A) CONSTITUTE CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES THAT WERE THE DIRECT AND REASONABLY FORESEEABLE CONSEQUENCES OF THE BREACH OF REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OF THIS REFINING CONTRIBUTION AGREEMENT, (B) THE DAMAGES RESULTING FROM SUCH BREACH EXCEED (1) $3,000,000 IF SUCH BREACH RELATED TO REPRESENTATIONS AND WARRANTIES CONCERNING THE MPC TRANSFERRED ASSETS OR THE REFINERY BUSINESS OR (2) $1,000,000 IN ALL OTHER CASES AND (C) THE CLAIM ASSERTING THE RELEVANT BREACH IS DELIVERED ON OR PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE. EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL THE AGGREGATE LIABILITIES OR OTHER OBLIGATIONS OF MPC UNDER THIS REFINING CONTRIBUTION AGREEMENT, THE FORMATION AGREEMENT, THE MARKETING CONTRIBUTION AGREEMENT OR THE SUPERMOM’S CONTRIBUTION AGREEMENT FOR REPRESENTATION AND

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WARRANTY LOSSES, INCLUDING ANY CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OR DIMINUTION IN VALUE DAMAGES ARISING FROM SECTION 8.6(c)(ii), EXCEED THE INDEMNIFICATION CEILING.

(d) EXCEPT IN THE CASE OF FRAUD, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS REFINING CONTRIBUTION AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 8, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS REFINING CONTRIBUTION AGREEMENT, FROM AND AFTER THE CLOSING DATE, THE SPP REFINING INDEMNITEES SHALL HAVE NO RIGHTS TO RECOVERY OR INDEMNIFICATION, DIRECTLY OR INDIRECTLY, FOR ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL CONDITIONS AND ALL SUCH RIGHTS OR REMEDIES WHICH ANY SPP REFINING INDEMNITEE MAY HAVE AGAINST MPC AT OR UNDER LAW (INCLUDING ANY ENVIRONMENTAL LAW) WITH RESPECT TO ANY LIABILITIES ARISING IN RELATION TO ANY ENVIRONMENTAL CONDITIONS, ARE EXPRESSLY WAIVED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS REFINING CONTRIBUTION AGREEMENT, FROM AND AFTER THE CLOSING DATE, SPP REFINING AND ALL THE SPP REFINING INDEMNITEES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE MPC AND ALL MPC INDEMNITEES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION OR INDEMNITY UNDER STATUTE, COMMON OR CIVIL LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ANY ENVIRONMENTAL CONDITIONS. FURTHER, IN THE EVENT SPP REFINING OR ANY SPP REFINING INDEMNITEE SEEKS COST RECOVERY, CONTRIBUTION, OR INDEMNIFICATION AGAINST A PRIOR OWNER OF THE ASSETS THAT RELATES TO OR IN ANY WAY ARISES OUT OF AN ENVIRONMENTAL CONDITION, FOR PURPOSES OF CLARIFICATION, IT IS UNDERSTOOD AND AGREED THAT ANY CLAIM, WHETHER ARISING UNDER CONTRACT, STATUTE, COMMON LAW, OR OTHERWISE, MADE BY SUCH PRIOR OWNER AGAINST MPC OR MPC INDEMNITEES WITH RESPECT TO SUCH ENVIRONMENTAL CONDITION SHALL BE AN ASSUMED OBLIGATION OF SPP REFINING.

Section 8.7 Recourse to Title Policies. For so long as an applicable Refinery Title Policy is in full force and effect, for any matter that may constitute a covered risk under a Refinery Title Policy, a SPP Refining Indemnitee will make and use Commercially Reasonable Efforts to pursue a claim first against such Refinery Title Policy in accordance with such Refinery Title Policy for reimbursement of any amount that MPC has agreed to reimburse a SPP Refining Indemnitee, or has been found liable to pay to a SPP Refining Indemnitee pursuant to a final, non-appealable order of a court of competent jurisdiction or pursuant to an arbitration proceeding, in each case with respect to any defect in title or leasehold interests to the tracts,

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pieces or parcels of real property and related insurable improvements described in the Refinery Title Policy, and only to the extent that such Claim is not satisfied from the Refinery Title Policy may such SPP Refining Indemnitee be entitled to a direct payment from MPC pursuant to the special warranties set forth in the Deeds applicable to such Refinery Real Property; provided that the foregoing shall not limit in any way the rights or remedies that any SPP Refining Indemnitee may otherwise have against MPC in respect of such matter; and provided further that if a SPP Refining Indemnitee does not bring a claim against MPC in respect of such matter, no SPP Refining Indemnitee shall be required to make or pursue a claim under a Refinery Title Policy.

Section 8.8 Treatment of Indemnity Payments. The Parties shall treat any and all payments under any indemnity provision under this Agreement as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws. If, contrary to the intent of the Parties hereto as expressed in the foregoing sentence, any indemnity payments made pursuant to this Agreement are treated as taxable income of the recipient (or of a direct or indirect holder of interest therein), then the payor shall pay such amount, if any, as shall be necessary to hold any recipient (or a direct or indirect holder of interest therein) harmless on an after-Tax basis from all Taxes required to be paid by such recipient with respect to such payment or indemnity (including any payments made pursuant to this Section 8.8) under any Law.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Entire Agreement; Amendment; Waivers. This Refining Contribution Agreement and the Related Agreements constitute the entire agreement and understanding of the Parties, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof. This Refining Contribution Agreement may not be amended except by an instrument in writing signed by MPC, SPP Refining and NTI. At any time prior to the Closing, either MPC or NTI (on behalf of itself and SPP Refining) may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.2 Parties in Interest. This Refining Contribution Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and to the benefit of (a) the SPP Refining Indemnitees and (b) the MPC Indemnitees, and nothing in this Refining Contribution Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Refining Contribution Agreement.

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Section 9.3 Assignment. SPP Refining’s and NTI’s rights and obligations under this Refining Contribution Agreement may not be assigned without the prior written consent of MPC, which consent may be withheld for any reason. Notwithstanding the foregoing, NTI may assign any of its rights and obligations under this Refining Contribution Agreement to any Affiliate of NTI, provided that no such assignment shall limit or affect NTI’s obligations hereunder. MPC’s rights and obligations under this Refining Contribution Agreement may not be assigned, without the prior written consent of NTI (on behalf of SPP Refining), which consent may be withheld for any reason, other than to a wholly-owned subsidiary of Marathon Oil Corporation, provided that no such assignment shall limit or affect MPC’s obligations hereunder. Subject to the foregoing, this Refining Contribution Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.4 Expenses. Except as otherwise expressly provided herein or in Section 11.5 of the Formation Agreement, all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by MPC in connection with MPC’s negotiation, execution and delivery of this Refining Contribution Agreement and the Related Agreements and performance by MPC of the Contemplated Transactions shall be paid by MPC, and all costs and expenses (including fees and disbursements of counsel, accountants and other experts) incurred by NTI in connection with NTI’s negotiation, execution and delivery of this Refining Contribution Agreement and the Related Agreements on behalf of itself and SPP Refining and the performance by NTI of the Contemplated Transactions shall be paid by NTI.

Section 9.5 Headings; MPC Disclosure Schedules. The headings contained in this Refining Contribution Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Refining Contribution Agreement. The MPC Disclosure Schedules shall be arranged in sections corresponding to the numbered Sections contained in this Refining Contribution Agreement. Any matter set forth in the MPC Disclosure Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the MPC Disclosure Schedules to which such matter’s application or relevance is clearly apparent on the face of such disclosure.

Section 9.6 Notices. All notices and other communications that are required to be or may be given pursuant to this Refining Contribution Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight courier service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers:

If to MPC, to:

Marathon Petroleum Company LP

539 South Main Street

Findlay, OH 45840

Attention: Director, Business Development

Facsimile: (419) 421-3509

with copies (which shall not constitute notice) to:

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Marathon Petroleum Company LP

539 South Main Street

Findlay, OH 45840

Attention: General Counsel

Facsimile: (419) 421-3124

If to SPP Refining and NTI, to:

Northern Tier Investors LLC

c/o Acon Refining Partners, LLC

539 South Main Street

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attention: Andre Bhatia

Facsimile: (202) 454 - 1101

with copies (which shall not constitute notice) to:

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Attn: Keith R. Fullenweider

Facsimile No. (713) 615-5085

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:  Benet J. O’Reilly

         Richard J. Cooper

Facsimile No.: (212) 225-3999

or to such other address or facsimile number as MPC, SPP Refining or NTI may, from time to time, designate in a written notice given in accordance with this Section 9.6. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by facsimile transmission, on the day sent provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, or at the beginning of the recipient’s next Business Day after confirmation of transmission if not received prior to 5:00 p.m. local time of the recipient on the day sent, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 9.7 Severability. If any term or other provision of this Refining Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Refining Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated

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Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Refining Contribution Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Section 9.8 Governing Law. This Refining Contribution Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.9 Dispute Resolution. Except as otherwise expressly provided herein or in any Related Agreements (but only with respect thereto), all controversies or disputes arising out of and related to this Refining Contribution Agreement or the Related Agreements subsequent to the Closing Date shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix D to the Formation Agreement.

Section 9.10 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees, subject to Section 9.9 in the case of an arbitration, that it shall bring any action or Proceeding in respect of any Claim arising out of or related to this Refining Contribution Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts located in New York, New York and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 9.6. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Refining Contribution Agreement and for any counterclaim therein.

Section 9.11 Time of the Essence. Time is of the essence in the performance of this Refining Contribution Agreement in all respects. If the date specified in this Refining Contribution Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 9.12 Counterparts. This Refining Contribution Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.13 Classification for United States Tax Purposes. SPP Refining is classified as a disregarded entity for United States federal income tax purposes, and has not elected to be treated otherwise under applicable United States Treasury Regulations.

Section 9.14 No Third Party Beneficiaries. Except as set forth in Section 9.2, nothing expressed or implied in this Refining Contribution Agreement is intended to confer upon or deny any rights or remedies or to otherwise make any counterparty to the Sale and Leaseback Transaction or any other Third Person a third party beneficiary hereunder. Nothing expressed or implied in this Refining Contribution Agreement amends, or is intended to amend, any agreement, instrument or document entered into in connection with or otherwise related to the Sale and Leaseback Transaction.

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IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Refining Contribution Agreement effective as of the date first written above.

ST. PAUL PARK REFINING CO. LLC

By:	/S/ JAY HEINTSCHEL
Name:	Jay Heintschel
Title:	President

MARATHON PETROLEUM COMPANY LP

By: MPC Investment LLC, its General Partner

By:	/S/ GARY HEMINGER
Name:	Gary Heminger
Title:	President

NORTHERN TIER INVESTORS LLC

By:	/S/ BERNARD ARONSON
Name:	Bernard Aronson
Title:	Authorized Person

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